Exhibit 2.1

To:

SolarEdge Technologies Inc.
47505 Seabridge Drive,
Fremont, CA, 94538, USA
To the kind attention of Mr. Guy Sella

By hands

Umbertide, 7 January 2019

RE:          SHARE PURCHASE AGREEMENT – ACCEPTANCE

Dear Sirs,

We have received your proposal of a sale and purchase agreement which we entirely transcribe, in sign of our full and unconditioned acceptance:

***BEGINNING OF TRANSCRIPTION***

To:

MTI Holding s.r.l.,
Corso Vittorio Emanuele 27,
06012 – Città di Castello (Italy)
To the kind attention of Mr. Samuele Mazzini

Mr. Gabriele Amati,
Via del Carmine 4/E,
61032 – Fano (Italy)

Mr. Giampaolo Giammarioli,
Via Bruto Boldrini 4,
06019 – Umbertide (Italy)

By hands

RE:          SHARE PURCHASE AGREEMENT – PROPOSAL

Dear Sirs,

Further to our negotiations and understandings, we are pleased to submit for your acceptance, to be expressed within Monday, 7 January 2019, 7:30 a.m. (CET), by means of a letter transcribing the full text hereof, the following proposal of

SHARE PURCHASE AGREEMENT

by and among

(1)
SolarEdge Technologies Inc., a company incorporated under the law of the State of Delaware, with registered office in 47505 Seabridge Drive, Fremont, CA, 94538, USA, registered with the companies’ register of Delaware under no. 205338862 (the “Buyer”), duly represented by Mr. Guy Sella;

-on the one side-

(2)
MTI Holding s.r.l., an Italian limited liability company (società a responsabilità limitata) incorporated under the law of the Republic of Italy, with registered office in Città Di Castello (PG) Corso Vittorio Emanuele 27, VAT Code and registration with the companies’ register of Perugia no. 03534620541 (“MTI”), duly represented by Mr. Samuele Mazzini in his quality as sole director;

(3)
Gabriele Amati, an Italian citizen, born in Rimini (RN), on 28 January 1980 and domiciled in Fano (PU) in Via del Carmine 4/E, VAT Code no. MTAGRL80A28H294E, married under separated property regime (separazione legale dei beni) (“Amati”); and

(4)
Giampaolo Giammarioli, an Italian citizen, born in Umbertide (PG), on 26 August 1954 and domiciled in Umbertide (PG), Via Bruto Boldrini, n. 4, VAT Code no. GMMGPL54M26D786E, married under separated property regime (separazione legale dei beni) (“Giammarioli” and, jointly with MTI and Amati, the “Sellers”);

-on the other side-

The Buyer and the Sellers are jointly referred to as the “Parties” and each of them individually as a “Party”.

RECITALS

(A)
S.M.R.E. s.p.a. (“Target”) is an Italian joint stock company (società per azioni) duly incorporated and validly existing under the laws of the Republic of Italy, having its registered office in Piazza Antonio Meucci no. 1, Umbertide, Perugia (Italy), and registered in the companies’ register of Perugia under no. 02739550545.

(B)
On the date hereof, the authorized corporate capital of Target is equal to Euro 2,366,618.80, out of which Euro 2,184,906.10 have been subscribed and fully paid in, divided into 21,849,061 ordinary shares, listed on AIM Italia – Mercato Alternativo del Capitale, a multilateral trading facility organized and managed by Borsa Italiana S.p.A.. The Sellers jointly own 11,248,700 shares of Target (the “Shares”), representing the 51.49% of the corporate of Target as follows:

(i)	MTI owns no. 10,401,700 ordinary shares of Target, representing the 47.61% of the corporate capital of Target (the “MTI Shares”);

(ii)	Amati owns no. 290,000 ordinary shares of Target, representing the 1.33% of the corporate capital of Target (the “Amati Shares”);

(iii)	Giammarioli owns no. 557,000 ordinary shares of Target, representing the 2.55% of the corporate capital of Target (the “Giammarioli Shares”).

(C)
Target, also through its direct and indirect subsidiaries, as better identified in Recital 0, is engaged in the activity of development, design, production, realization, manufacturing and commercialization of industrial machineries and equipment for the realization, cutting, sewing and welding of technical flexible or rigid and semi-rigid materials as well as electronic kits and equipment for motor vehicles and of to design and produce custom-made powertrains equipped with gearbox, engine, battery, BMS, software and accessories for the e-mobility market (the “Relevant Business”).

(D)	Target, directly and indirectly, owns the following equity interests:

(i)
no. 500,000 shares, having par value equal to Euro 500,000 and representing the 85% of the corporate capital of I.E.T. s.p.a., an Italian joint stock company (società per azioni) duly incorporated and validly existing under the laws of the Republic of Italy, having its registered office in Umbertide, Perugia, Italy, Piazza Antonio Meucci 2, registered in the companies’ register of Perugia under no. 03452800547 (“IET” and the “IET Stake);

(ii)
through IET, an equity interest having par value equal to Euro 50,000 and representing the 50% of the corporate capital of Tawaki s.r.l., an Italian limited liability company (società a responsabilità limitata) duly incorporated and validly existing under the laws of the Republic of Italy, having its registered office in Umbertide, Perugia, Italy, Piazza Antonio Meucci 2, registered in the companies’ register of Perugia under no. 03482620543 (“Tawaki” and the “Tawaki Stake”);

(iii)
an equity interest having par value equal to USD 49,933 and representing the 100% of the corporate capital of S.M.R.E. America Ltd., a limited liability company duly incorporated and validly existing under the laws of Ohio, having its registered office in Cleveland, registered in the companies’ register of Ohio State under no. 2317335 (“SMRE US” and the “SMRE US Stake”);

(iv)
no. 2,071,508 of shares, having par value equal to Euro 2,071,508 and representing the 68.9% of the corporate capital of Sistematica s.p.a., an Italian joint stock company (società per azioni) duly incorporated and validly existing under the laws of the Republic of Italy, having its registered office in Roma, Italy, Via G. Peroni 400/402, registered in the companies’ register of Roma under no. 00704800556 (“Sistematica” and the “Sistematica Stake”);

(v)
through Sistematica, an equity interest having par value equal to Euro 312,500 and representing the 55% of the corporate capital of Digi One s.r.l., an Italian limited liability company (società a responsabilità limitata) duly incorporated and validly existing under the laws of the Republic of Italy, having its registered office in Roma, Italy, Via G. Peroni 400/402, registered in the companies’ register of Roma under no. 01281410553 (“DigiOne” and the “DigiOne Stake”);

(vi)
through Sistematica, an equity interest having par value equal to Euro 150,000 and representing the 33% of the corporate capital of Coblight s.r.l., an Italian limited liability company (società a responsabilità limitata) duly incorporated and validly existing under the laws of the Republic of Italy, having its registered office in Terni, Italy, Viale Bramante 43, registered in the companies’ register of Terni under no. 01563680550 (“Coblight” and the “Coblight Stake”);

(vii)
through Sistematica, an equity interest having par value equal to Euro 6,000 and representing the 60% of the corporate capital of GEM ICT – Research & Development s.r.l., an Italian limited liability company (società a responsabilità limitata) duly incorporated and validly existing under the laws of the Republic of Italy, having its registered office in Bari, Italy, Via R. Schuman 14, registered in the companies’ register of Bari under no. 02810520730 (“GEM” and the “GEM Stake”);

(viii)
through Sistematica, an equity interest having par value equal to Euro 653,360 and representing the 40% of the corporate capital of Guidonia Energia s.r.l., an Italian limited company (società a responsabilità limitata) duly incorporated and validly existing under the laws of the Republic of Italy, having its registered office in Rome, Via G. Peroni 400/402, registered in the companies’ register of Rome under no. 1353741006 (“Guidonia” and the “Guidonia Stake”);

(ix)
through Sistematica, an equity interest having par value equal to Euro 18,800 and representing the 94% of the corporate capital of Onemat società consortile a r.l. in liquidazione, an Italian company under winding-up and liquidation procedure, having its registered office in Via Giacomo Peroni 400/402, Rome, registered in the companies’ register of Rome, under no. 01350050553 (“Onemat” and the “Onemat Stake”);

(x)
an equity interest having par value equal to Euro 14,700 and representing the 42% of the corporate capital of Ric-Tech GmbH, a limited liability company duly incorporated and validly existing under the laws of the Republic of Austria, having its registered office in Gunskirchen, registered in the companies’ register of Austria under no. FN 474921 P (“RicTech” and the “RicTech Stake”);

(xi)
an equity interest having par value equal to Euro 7,650 and representing the 51% of the corporate capital of Investimenti Industriali s.r.l., an Italian limited liability company (società a responsabilità limitata) duly incorporated and validly existing under the laws of the Republic of Italy, having its registered office in Città di Castello, Perugia, Italy, Corso Vittorio Emanuele 27 registered in the companies’ register of Perugia under no. 03637680541 (“INV.IND.” and the “INV.IND. Stake”);

(xii)
through INV.IND., an equity interest having par value equal to Euro 60,000 and representing the 60% of the corporate capital of P.K. Elettronica s.r.l., an Italian limited liability company (società a responsabilità limitata) duly incorporated and validly existing under the laws of the Republic of Italy, having its registered office in Terranuova Bracciolini, Arezzo, Italy, Via Prima Strada Lungarno 145/A, registered in the companies’ register of Arezzo under no. 02238120519 (“PK” and the “PK Stake”).

(E)
The Buyer carried out a business, accounting, tax and legal due diligence activities concerning Target (the “Due Diligence”) based on the information and documents made available by the Sellers in a virtual data room organized on the basis of the due diligence checklists provided to the Sellers by the Buyer a copy of which is attached as Annex 0 (the “Due Diligence Checklists”).

(F)
After having carried out the Due Diligence and subject to the occurrence of certain conditions precedent, the Buyer is willing to purchase – for itself or for any other Affiliate that the same reserves the right to appoint pursuant to article 1401 of the Italian Civil Code – and the Sellers are willing to sell, the Shares, under the terms and conditions set out in this Agreement, in such a way to become the majority shareholder of Target, acquiring the business of Target and carry on, through the latter, the Relevant Business, also availing itself of its goodwill and customers.

(G)
Irrespective of the Due Diligence, the Buyer has expressly relied upon the truthfulness and completeness of the Sellers’ Representations and Warranties given by the Sellers in this Agreement, as well as on the validity of the relevant indemnification obligations assumed by the Seller.

(H)
Under this Agreement, the Parties intend to set forth the terms and conditions of the sale and purchase of the Shares by the Sellers in favour of the Buyer under the terms and subject to the conditions set forth in this Agreement (the “Transaction”).

(I)
The Buyer, subject to the implementation of the Transaction, will launch: a mandatory tender offer (offerta pubblica di acquisto obbligatoria) (the “Mandatory Tender Offer”) on the shares not acquired by the Buyer prior to or on the Closing Date, as defined below, (the “Remaining Shares”) pursuant to the provisions of article 12 of Target’s by-laws and articles 101-bis et ff. of Legislative Decree 24 February 1998, no. 58 and relevant regulations (the “Italian Financial Law”)..

(J)	The terms and conditions of this Agreement have been expressly convened among the Parties and their respective counsels.

Now, therefore, the Seller and the Buyer, intending to be legally bound, hereby agree as follow:

TITLE I
-Preliminary Provisions-

1.	Definitions

Unless otherwise defined in this Agreement or any of its Annexes, for the purposes of this Agreement, the following terms and variations thereof – when capitalized – shall have the meaning set out or referred to in this Article 0:

(i)
“Accounting Principles” – means: (i) with respect to Target and the Subsidiaries incorporated under the Italian Law, the provisions of articles 2423 et seq. of the Italian Civil Code for drafting the financial statements of corporations, as interpreted and supplemented by the national accounting principles of the Italian Accounting Body, (Organismo Italiano di Contabilità, OIC) applied consistently and in accordance with such Subsidiaries’ previous standards; and (iii) with respect to the Subsidiaries not incorporated under the Italian Law, the applicable provisions of Law for the drawing up of financial statements, as interpreted and supplemented by the competent Authorities or bodies having such authority, applied consistently with such Subsidiaries’ previous standards.

(ii)	“Affiliate” – means, in relation to any Person, (i) any person Controlling that person, (ii) any company Controlled by such person, or (iii) any person under common Control with that person.

(iii)	“Amati Payment Shares” – as defined in Paragraph 0.

(iv)	“Annexes” – as defined in Article 0.

(v)	“Article” – any article of this Agreement.

(vi)
“Authority” – means any body carrying out legislative, judicial or administrative functions (including independent authorities and social security institutions), or executive or arbitral functions, whether Italian, foreign, in the EU or international, private or public, state, regional, provincial, municipal or local, as well as any officer, member, apparatus, office or organ of the same.

(vii)
“Authorization” – means any act, Order and activity of whatever Authority having a nature, content or effect as an authorization, license or permit in general, howsoever named or described, including, but not limited to, any approval, authorization, concession, certificate, license, declaration of non-impediment, permit, framework agreement, resolution, minutes, certification, declaration or statement of conformity, enrolment, registration, notification, communication, filing and consent.

(viii)	“Authorized Intermediary” – means an authorized intermediary which adheres to the so called “gestione accentrata” system managed by Monte Titoli s.p.a.

(ix)
“Business Day” – means any calendar day other than (a) Saturdays or Sundays or (b) any other day on which banks are permitted or required to be closed in Milan (Italy), Tel Aviv (Israel) and New York (U.S.A.).

(x)	“Buyer” – as defined in the introductory clause of this Agreement.

(xi)	“Cap” – as defined in Paragraph 0.

(xii)	“Closing Date” – means the date on which the Closing actually takes place.

(xiii)	“Closing” – means the acts to be executed and actions to be carried by the Sellers, the Buyer and the other Persons indicated in Paragraph 0.

(xiv)	“Conditions Precedent” – as defined in Paragraph 0.

(xv)	“Consent” – means any approval, consent, ratification, waiver or other authorisation.

(xvi)
“Control” (including the verb “to Control” and the terms “Controlling”, “Controlled by” and “under common Control with”) – means a situation where, a Person (the Controlling Person) owns, whether directly or indirectly through one or more intermediaries, the majority of the voting rights of another Person (the Controlled Person).

(xvii)	“Due Diligence Checklists” – as defined in Recital 0.

(xviii)	“Due Diligence” – as defined in Recital 0.

(xix)
“Employees” – means, with reference to a Person, all the workers employed by the same (irrespective of the type of their employment contract, of the duration of the relationship and their category), workers under training contracts, part-time and fixed terms contracts.

(xx)
“Encumbrance” – means any mortgage, charge, pledge, lien or any other form of security interest of any kind or other limited right, attachment (pignoramento), seizure (sequestro), privilege, qualitative obligation, right of retention, personal right of use, beneficial ownership rights, option, right of first option, right of first refusal or any other restriction of any kind on use, voting, Transfer, receipt of income or exercise of any other attribute of ownership, whether following from public or private law and any rights or agreements to acquire or create any of the above.

(xxi)	“Environmental Law” – means any applicable Law relating to the environment, natural resources, pollutants, contaminants, wasters, chemicals or public health and safety.

(xxii)
“Environmental Permits” – means any permit, license, authorization, permission, approval, notice, report, consent, conformity certificate, mark or registration (however named) required by Target to lawfully carry out its business pursuant to Environmental Law.

(xxiii)	“Executive Acts” – as defined in Paragraph 0.

(xxiv)	“Giammarioli Payment Shares” – as defined in Paragraph 0.

(xxv)	“Guarantee” – as defined in Paragraph 0.

(xxvi)
“Hazardous Material” – means any waste, material or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any compound, admixture or solution thereof, and including petroleum and all derivatives or synthetic substitutes therefor and asbestos or asbestos-containing materials and including, but not limited to the substances listed in Annex 5 to Title V of Part IV of Legislative Decree 3 April 2006 no. 152, as amended from time to time.

(xxvii)
“Independent Contractor” – means with reference to a Person, all the Persons having a self-employment relationship with such Person, even on an occasional basis, including those working on an ongoing and coordinated collaboration or a temporary basis, service providers pursuant to article 2222 et ff. of the Italian Civil Code or other applicable provisions of Law, agents, brokers, occasional and ancillary workers, workers outsourced from employment agencies, members of corporate bodies

(xxviii)
“Intellectual Property Rights” – means any and all of the following rights, whether registered or not, arising out of or associated therewith: (a) all patents, designs, utility models, and any registrations obtained and applications filed therefor throughout the world; (b) all brands, trade names, logos, domain names, trademarks and service marks, trademark and service mark registrations obtained and applications filed therewith throughout the world; (c) proprietary information, secrets pursuant to article 98 of Legislative Decree 10 February 2005 no. 30 or the applicable provisions of Law for jurisdictions other than Italy, technology, technical data, formulas, processes, customer lists; (d) all copyrights, copyright registrations obtained and applications filed therewith, and all other rights corresponding thereto throughout the world; (e) all databases and data collections and all rights therein throughout the world; (f) all economic rights of authors and inventors, however denominated throughout the world; and (g) all other similar rights and registrations in any part of the world.

(xxix)	“Interim Period” – means the period between the date of execution of this Agreement and the Closing Date.

(xxx)
“Inventories” – means all the inventories referred to in article 2424, paragraph 1, item “assets”, C), I) of the Italian Civil Code, including all raw and auxiliary materials and consumables, products in process and semi-finished products, work in progress to order, finished products and goods, wherever located, and advances.

(xxxi)	“Italian Financial Law” – as defined in Recital 0.

(xxxii)
“Knowledge” – for the purposes of this agreement (a) a natural Person is deemed to have Knowledge of a specific event or circumstance whenever the same is actually aware, or is or has been able to become aware, of such event or circumstance by using the diligence and prudence required from him/her, based on his/her profession and tasks; (b) a legal Person is deemed to have Knowledge of a specific event or circumstance whenever any of the natural persons who act or have acted as its directors or executives have Knowledge such event or circumstance pursuant to letter (a) above.

(xxxiii)	“Law” – means any law, regulation, decree, convention, measure, use, other source of law or Order, at State, regional, provincial, municipal, local, foreign, international or EU level.

(xxxiv)	“Long Stop Date” – as defined in Paragraph 0.

(xxxv)
“Loss” – means: (i) any damage, disbursements, costs, expenses (including reasonable attorneys’ fees and expenses), debts, losses, obligations, sanctions, penalties, fines, liabilities, asset write-downs or losses accrued expenses, deferred incomes or other adverse effects; and (ii) any of the foregoing being the direct and immediate consequence of any incompleteness, untruthfulness or inaccuracy of the Sellers’ Representations and Warranties contained in this Agreement pursuant to article 1223 of the Italian Civil Code provided that, for the avoidance of any doubt, it is expressly understood and agreed that the term Loss shall not include any loss of profit (lucro cessante).

(xxxvi)	“Mandatory Tender Offer” – as defined in Recital 0.

(xxxvii)
“Material Adverse Event” – means any fact, circumstance, event, condition, change, occurrence, development, including in the legislative or regulatory framework, which has had or reasonably could be expected to have a material adverse effect on the conditions or business or operations or assets or liabilities or operating results or financial position or profitability of Target or Target Group or Buyer or Buyer’s group, or on the ability of the Sellers or the Buyer to perform their obligations or to timely consummate any of the transactions contemplated by this Agreement (unless such adverse change, event, circumstance, development or effect is fully and timely cured by Target or by the Sellers or the Buyer, as the case may be, prior to the Closing Date).

(xxxviii)	“Onemat Stake” – as defined in Recital 0.

(xxxix)	“Onemat” – as defined in Recital 0.

(xl)	“Order” – means any sentence, order, ordinance, decree, decision, judgment, opinion, directive, award, injunction, assessment, payment order or other order from any Authority whatsoever.

(xli)
“Ordinary Course of Business” – means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude and timing with the past and prudent practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person and of companies operating in the same industry; and (b) does not require authorisation by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorisation of any nature.

(xlii)	“Paragraph” – means any paragraph of any Article.

(xliii)
“Person” – means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or an Authority.

(xliv)
“Procedure” – means any lawsuit, trial, in-court administrative or arbitration proceedings pending before any Authority or any inspection, preliminary investigation, inquiry or assessment by any Authority whatsoever (including civil, criminal, administrative, tax, social-security and labour-law ones).

(xlv)	“Purchase Price” – as defined in Paragraph 0.

(xlvi)
“RAL” – means, with reference to a Person, the actual annual gross income, including all the fixed and variable amounts, including the equivalent of in-kind service, paid to the Employees by reason of the employment relationship, on a non-occasional basis and with the exclusion of any amounts paid as refund of expenses.

(xlvii)	“Recitals” – means the recitals of this Agreement.

(xlviii)	“Reference Date” – means June 30, 2018.

(xlix)	“Reference Financial Statements” – means the consolidated financial statements of Target as at June 30, 2018 here attached under Annex 00.

(l)	“Registration Statement” – as defined in Paragraph 0.

(li)
“Related Parties” – as defined in the international accounting standard (IAS) number 24 issued by the International Accounting Standards Board (IASB), as endorsed and adopted by the European Union from time to time.

(lii)	“Relevant Business” – as defined in letter Recital 0.

(liii)	“Remaining Shares” – means the shares of the Target not acquired by the Buyer prior to or on the Closing Date.

(liv)
“Representative” – means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(lv)	“Resigning Directors” – means all the directors of the Target and the Subsidiaries.

(lvi)	“Roth Agreement” – means the advisory agreement entered into on 24 May 2018 by and between Target and Roth Capital Partners LLC.

(lvii)	“Sellers” – as defined in the introductory clause of this Agreement.

(lviii)	“Shares” – as defined in Recital 0.

(lix)
“Sistematica Transaction” – means the trasaction providing for (i) the ultimate purchase by Target of 30.1% of the shares of Sistematica thus Target shall own 100% ownership of such entity and (ii) the purchase by Sistematica Consulting from Sistematica of all of its equity participations in the Sistematica Carved-Out Companies as follows:

(a)
the acquisition by Target from Sistematica Consulting of an equity interest representing 30.1% of the corporate capital of Sistematica for a price of up to Euro 3,500,000 to be paid as follows: (x) Euro 2,100,000 at the date of the completion of the Sistematica Transaction (subject to the possible reduction set forth in subsection) (c) below); and (y) an amount of up to Euro 1,400,000 to be paid in annual installments by Target, comprised of seventy percent of the dividends generated by Sistematica calculated on an annual basis for up to seven years following the Closing Date; and

(b)
the payment by Sistematica Consulting to Sistematica of Euro 1,000,000 in consideration of the entire equity participations held by Sistematica, as of the date hereof, in the Sistematica Carved-Out Companies; and

(c)
in the event that Sistematica Consulting is unable to secure the transfer of the Gepafin S.p.A equity participation in Sistematica’s share capital at Closing, Sistematica Consulting shall grant in favour of Target a non-cancellable call option right to purchase from Sistematica Consulting (or a third party named by Sistematica Consulting) the participation representing 13% of the Sistematica corporate capital, currently owned by Gepafin S.p.A. for a price equal to Euro 776,000 either on the Closing Date or, in any event, no later than 7 July 2020. In such event: (x) Target shall pay to Sistematica Consulting Euro 1,324,000 at the completion of the Sistematica Transaction out of the Euro 2,100,000 payment contemplated in subsection (a)(x) above and (ii) the remaining amount of Euro 776,000 shall be paid by Target at the completion of the transfer to Target of the the equity participation representing 13% of the Sistematica corporate capital, currently owned by Gepafin S.p.A..

(d)
the termination, with a full waiver, by all the relevant parties involved, to any rights, claims relating thereto, of: (a) the shareholders’ agreement entered into on 10 July 2017 by and between Target, Sistematica Consulting, Mr. Pierluigi Cernieri, Mr. Alessandro Merli, Mr. Fabio Spica, Mr. Roberto Ricci and Mr. Giovanni Battista Scanziani; and (b) the shareholders’ agreement entered into on 25 June 2018 by and between Sistematica and Sistematica Consulting;

(e)	full indemnification by Sistematica Consulting to Sistematica for any and all obligations arising out of the guarantees provided by Sistematica in favour of any Sistematica Carved-Out Company.

(lx)	“Sistematica Carved-Out Companies” – means DigiOne, Coblight, GEM, Guidonia and Onemat.

(lxi)	“Sistematica Consulting” – means Sistematica Consulting s.r.l..

(lxii)	“Solaredge Shares” means ordinary registered shares of the Buyer having the same characteristics of the shares currently listed and traded on NASDAQ under code “SEDG”.

(lxiii)	“Subsidiaries” – means collectively IET, SMRE US, Sistematica, INV.IND., Tawaki and PK.

(lxiv)	“Target Group” – means collectively Target and the Subsidiaries.

(lxv)	“Target” – as defined in Recital 0.

(lxvi)
“Tax” – means, with respect to any Person, any current or future tax or administrative liability, payment obligation or other duty of such Person, including, but not limited to, any (direct or indirect) tax, levy or charge, excise duty, duty, burden, withholding or contribution (including for social security purposes), registration tax, cadastral tax, mortgage tax, municipal tax, employment related taxes imposed by whatsoever or payable to or accrued to the benefit of any federal, state, local or foreign tax authority and/or Authority (even if payable as a withholding agent) relating to any of the foregoing or any late or incorrect return as well as any interest or sanction in relation thereto.

(lxvii)	“Tender Offers” – as defined in Recital 0.

(lxviii)	“Territory” – means the territories of the Republic of Italy, Switzerland, the states of the European Union (United Kingdom included), Norway, the United States of America.

(lxix)
“Transfer” – means any act, agreement or arrangement, with or without consideration (including, without limitation, any sale, exchange, equity contribution, distribution in kind of dividends or equity reserves, enforcement of pledges or other security, forced sale or assignment, granting of any beneficial ownership right, merger, demerger, liquidation of a company, assignment of fiduciary mandate, transfers or leases of business, preliminary contract, option) that results in the direct or indirect transfer for any reason compulsorily or voluntarily, on an onerous or gratuitous basis (even temporarily or on a fiduciary basis) of, or a commitment to transfer, or a restriction to transfer for any reason compulsorily or voluntarily, on an onerous or gratuitous basis (even temporarily or on a fiduciary basis), the ownership (including the bare ownership) or any right in, or relating to, any equity interest to a person other than the Party previously owning such equity interest or the creation of any Encumbrances on the equity interest (and the term “to Transfer”, “Transferor” and “Transferee” – shall have the correlative meanings of the foregoing).

(lxx)	“Transaction” – as defined in Recital 0.

(lxxi)	“Voluntary Tender Offer” – as defined in Recital 0.

(lxxii)	“Warrants” – means the outstanding “Warrants S.M.R.E. 2016-2019” issued by the shareholders’ meeting of Target held on 15 February 2016.

2.	Interpretation rules

In this Agreement, unless a different intention of the Parties clearly appears from the context:

(a)	the definition of any name shall also include all its declensions and the definition of any verb shall also include all its conjugations;

(b)
reference to any contract or document shall also be construed as a reference to the recitals and annexes as well as to the amendments, if any, thereof (in particular, any reference to this Agreement shall also be construed as a reference to the Recitals and Annexes thereof, which are an integral and essential part thereof and constitute as well a covenant between the Parties);

(c)
reference to a Law or a provision thereof shall also be construed as a reference to that Law or provision thereof, as may be subsequently amended or interpreted as well as to any order implementing such Law or provision thereof;

(d)	reference to any Person shall include also its successors, transferees or authorized assignees;

(e)	the words “including”, “inclusive”, “included” or equivalent words shall be interpreted just by way of an example, and not by limitation;

(f)
whenever a provision in this Agreement provides for a Party to “cause” (or equivalent words) a Person to perform (or not to perform) a certain act, such provision shall be interpreted as a promise of the fact of the third party (promessa del fatto del terzo) pursuant to and for the purposes of article 1381 of the Italian Civil Code, it being understood that if such obligation is undertaken by the Sellers as to the fact of Target, the Sellers shall be required to make its best efforts and, in any event, to act in such a way as to consistently exercise all its corporate rights in order to cause (or prevent) the performance of the act which is the subject of the obligation under article 1381 of the Italian Civil Code;

(g)
the Sellers’ Representations and Warranties given by the Sellers under Article 0, as well as the correspondent indemnity obligation undertaken by the Sellers pursuant to Article 0, constitute, as a whole, an additional deed of covenant for warranty purposes, aimed at contractually allocating certain risks among the Parties, whose consideration is included in the Purchase Price and in the other obligations undertaken by the Buyer in this Agreement, and that – as such – is not subject to the statute of limitations under article 1495 of the Italian Civil Code.

3.	Annexes

The following documents, duly initialled for identification, are enclosed to this Agreement (the “Annexes”):

Annex 0	Due diligence checklists
Annex 00	Reference Financial Statements
Annex 0	Employment agreement form
Annex 0	No Material Adverse Event occurrence certificate and bring down certificate (form)
Annex 7.3(c)(i)	Lock-up and Call Option Agreement on MTI Payment Shares
Annex 10.1(a)	Resigning Directors’ resignation letter (form)
Annex 10.1(d)	List of counterparties to whom Transaction is to be notified
Annex 13.3(b)	Shareholders of the subsidiaries
Annex 13.3(r)	List of shareholders agreements
Annex 13.4(a)	Related Parties transactions list
Annex 13.4(c)	Credits of Sellers and Related Parties
Annex 13.7(b)	List of non-performing receivables
Annex 13.7(d)	List of debtors unable to pay debts
Annex 00	List of receivables subject to recourse or set-off claims
Annex 0	List of inventories that are not current and usable
Annex 13.10(a)	Real Properties list
Annex 13.10(c)	Permits
Annex 13.12(a)	Trademarks
Annex 13.12(b)	Patents
Annex 13.12(c)	Copyrights
Annex 0	Guarantees in favour of third parties
Annex 13.14	List of material agreements
Annex 13.15	Financial indebtedness and agreements
Annex 13.16	Tax authorities assessment notices
Annex 13.17(a)	Employees list
Annex 13.17(b)	Independent Contractors list
Annex 0	Litigations
Annex 15.7(b)	Special indemnities
Annex 0	Guarantee

TITLE II
-Sale and Purchase of the Shares-

4.	Transfer of the ownership of the Shares

4.1.	Sale and purchase of the Shares

Under the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date:

(a)	MTI shall sell and transfer to the Buyer, and the Buyer shall purchase, the MTI Shares free and clear of any Encumbrance;

(b)	Amati shall sell and transfer to the Buyer, and the Buyer shall purchase, the Amati Shares free and clear of any Encumbrance;

(c)	Giammarioli shall sell and transfer to the Buyer, and the Buyer shall purchase, the Giammarioli Shares free and clear of any Encumbrance.

4.2.	Reservation of the right to appoint

Pursuant to Article 1401 of the Italian Civil Code, the Buyer reserves the right to appoint any of its Affiliates as the entity which will acquire all the rights and undertake all the obligations on the part of the Buyer under this Agreement, including any rights and obligations arising from the additional deed of covenant under Articles 0 and 0 as well as the relationships resulting from the arbitration clause under Paragraph 0. The Buyer shall be entitled to exercise the right to appoint by giving written notice thereof to the Sellers, under penalty of forfeiture, at least 1 (one) Business Days prior to the Closing Date. Said notice shall not be effective and enforceable against the Sellers if not signed also by the appointed company as full and unconditional acceptance of the appointment and accession to this Agreement. It is understood that such assignment of rights and delegation of obligations will not relieve the Buyer from any of its obligations or duties under this Agreement and that therefore the Buyer and its assignee will be severally and jointly liable to the Sellers hereunder.

Failing an appointment within the time limit and according to the terms under this Paragraph 4.2, this Agreement shall be finally effective between the Buyer and the Sellers.

4.3.	Shares as sole object

Pursuant to and for the purposes of article 1316 of the Italian Civil Code, the Shares are deemed to be one sole and indivisible object. Therefore, the Sellers will not be deemed to have performed their obligations to sell and transfer the Shares to the Buyer unless and until the Sellers have sold and transferred to the Buyer the Shares. Any partial performance that may imply the transfer of part of the Shares shall therefore be excluded.

4.4.	Effectiveness of the transfer of the Shares and economic benefit (godimento)

The transfer of title and ownership to the Shares among the Parties and vis-à-vis third parties will be effective as of the Closing Date, subject to the performance of all obligations set forth in Paragraph 0.

The Shares will be transferred to the Buyer with economic benefit (godimento) as of the Closing Date. Accordingly, any dividends or other distributions resolved or paid by Target after Closing Date, even if generated by operations of Target occurred before the Closing Date, will be for the benefit of the Buyer.

5.	Consideration

5.1.	Determination of the Purchase Price

Upon the terms set forth in this Article 0 and as a full consideration for the purchase of the Shares and for all the other obligations undertaken by the Sellers pursuant to this Agreement (including the indemnification obligation under Article 0 and the non-competition undertakings under Article 0), the Buyer shall pay to the Sellers a fixed amount equal to Euro 6.00 (six) per share (the “Purchase Price”), of which Euro 3.00 (three) in cash and Euro 3.00 (three) in Solaredge Shares.

5.2.	Solaredge Shares valuation

The Parties acknowledge and agree that:

(a)
for the purpose of the calculation of the number of Solaredge Shares to be paid as Purchase Price, each Solaredge Share is valued at Euro 31.17, corresponding to the per share NASDAQ official closing price of each Solaredge Share as traded on the NASDAQ on 3 January 2019;

(b)
the Purchase Price shall be fixed and unmodifiable independently upon any possible fluctuation of the market value of the Solaredge Share between the date hereof and the Closing Date as registered on NASDAQ or any different market or otherwise;

(c)
any risks deriving from any possible, upward or downward, fluctuation of the market values of the Solaredge Shares between the date hereof and the Closing Date as registered on NASDAQ or any different market or otherwise has been duly considered a “normal risk” (alea normale) and accepted by the Parties also pursuant to articles 1448, paragraph 4, 1467 and 1469 of the Italian Civil Code.

5.3.	Payment of the Purchase Price

The Purchase Price shall be paid by the Buyer to the Sellers on the Closing Date, in accordance with the below:

(a)
the portion in cash, by wire bank transfers, in immediately available funds, to the bank accounts of the Sellers whose details shall be communicated in writing by the Sellers at least 7 (seven) Business Days prior to the Closing Date.

(b)	the portion in Solaredge Shares, by the registration into the shareholders ledger of the Buyer in the name of each Seller, of the following number of Solaredge Shares:

(i)	no. 1,001,201 Solaredge Shares in the name of MTI (the “MTI Payment Shares”);

(ii)	no. 27,914 Solaredge Shares in the name of Amati (the “Amati Payment Shares”); and

(iii)	no. 53,614 Solaredge Shares in the name of Giammarioli (the “Giammarioli Payment Shares and, along with the MTI Payment Shares and the Giammarioli Payment Shares, the “Payment Shares”).

5.4.	Method of Payment

All payments to be made by the Buyer to the Sellers under this Agreement shall be made without any set-off, deduction on account of any commission and bank costs.

5.5.	MTI Payment Shares

A certain number of MTI Payment Shares shall be subject to the Lockup and Call Option Agreement substantially in the form attached hereto as Annex 7.3(c)(i), to be executed on the Closing Date.

6.	Conditions Precedent to Closing

6.1.	Definition of the Conditions Precedent

Pursuant to and for the purposes of article 1353 of the Italian Civil Code, the obligation of the Parties to sell and purchase the Shares and to perform the other actions required to be taken at the Closing, under Paragraph 0, is subject to the occurrence within 15 February 2019 (the “Long Stop Date”) of the following conditions precedent (the “Conditions Precedent”):

(a)
the completion of the Sistematica Transaction in compliance with applicable Laws, the provisions of the by-laws of Sistematica and the Carve-out Companies and any possible agreement (including shareholders’ agreement) which may jeopardize the Sistematica Transaction;

(b)	Samuele Mazzini to enter into an employment agreement with Target in a form substantially similar to Annex 00;

(c)
the termination, with a full waiver to any rights, claims and actions relating thereto, of the service agreement entered into by and between Sistematica and Mockup s.r.l. concerning the provision of IT services in favour of Sistematica.

6.2.	Nature and effects of the Conditions Precedent

The Conditions Precedent are unilateral conditions, provided in the sole and exclusive interest of the Buyer. Therefore, the Buyer shall be entitled to unilaterally waive one or more of the aforesaid Conditions Precedent within the Long Stop Date, in which event the Condition Precedent waived shall be considered as not provided.

It is understood that even if only one of the Conditions Precedent is not met or waived within the Long Stop Date, this Agreement shall automatically terminate and shall cease to be in effect between the Parties, which shall be released from all the obligations provided for herein, except for the possible rights or obligations arising out of the breach of provisions of this Agreement and without prejudice to the provisions of Title I and Title VI.

Should one or more Conditions Precedent not be satisfied within the Long Stop Date, the Buyer shall be entitled to indicate, at its discretion, as time of occurrence a different date, which shall fall no later than 60 calendar days after the Long Stop Date.

The Parties shall use their best effort to cause the satisfaction of each of the above Conditions Precedent.

7.	Closing

7.1.	Closing and Closing Date

The execution of all acts and the completion of all activities and formalities aimed at implementing the sale and purchase of the Shares as well as the performance of all other obligations instrumental in bringing into effect and making enforceable against Target and third parties the sale and purchase provided for in this Agreement (the “Closing”) shall take place:

(a)	subject to the satisfaction, or waiver by the Buyer, of the Conditions Precedent, at the offices of Nctm in Milan, commencing at 9:00 a.m. (local time) on 24 January 2019; or

(b)	at such other time and place as the Parties may agree to in writing.

7.2.	Effects of failure to close

Without prejudice to the Parties’ right to avail themselves of the remedies provided for by Article 0, the Closing Date so fixed pursuant to Paragraph 0 above shall not be regarded as an essential term (termine essenziale) pursuant to article 1457 of the Italian Civil Code and, therefore, failure to consummate the Closing on the date determined pursuant Paragraph 7.1, shall not automatically result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement.

7.3.	Closing obligations

In addition to any other obligations to be performed and any other documents to be delivered under other provisions of this Agreement, on the Closing Date, the Parties shall perform the following acts and fulfil the following requirements (jointly, the “Executive Acts”):

(a)	the Sellers shall:

(i)
execute any and all the necessary documents or deeds and take any and all necessary actions to procure the valid transfer of the Shares to the Buyer, and accomplish any and all formalities, and execute any and all instruments – including the delivery of appropriate communications to the relevant Authorized Intermediary – required in order to procure the immediate registration of the ownership of the Shares on the securities account (conto titoli) held by the Buyer with the relevant Authorized Intermediary and communicated by the Buyer to the Sellers at least 7 (seven) Business Days prior to the Closing Date;

(ii)	deliver to the Buyer the Resignation Letters signed by each Resigning Director;

(iii)
cause that the shareholders’ meetings of Target and the Subsidiaries to be validly held on the Closing Date, express their voting rights pertaining to Shares so as that the shareholders’ meeting of Target, and procure that the shareholders’ meetings of the Subsidiaries, resolve upon: (i) the acknowledgment of the resignation of the Resigning Directors; (ii) the appointment of the new directors replacing the Resigning Directors as designated and communicated by the Buyer at least 8 (eight) Business Days prior to the Closing Date;

(iv)	deliver to the Buyer the original, duly executed, of the Guarantee (as defined in Paragraph 0);

(v)
deliver to Buyer a certificate in the form attached hereto as Annex 000 pursuant to which the Sellers represent and warrant that (i) no Material Adverse Event occurred between the date of execution of this Agreement and the Closing Date; and (ii) each of the Sellers’ Representations considered both individually and in the aggregate, is true, correct, exact, complete and accurate as of the Closing Date;

(vi)
deliver to the Buyer written evidence of the satisfaction of the Conditions Precedent that have not being waived by the Buyer prior to the Closing Date and of the fulfilment of the pre-closing obligations of the Sellers set forth in Paragraph 10.1;

(b)	the Buyer shall:

(i)
execute any and all the necessary documents or deeds and take any and all necessary actions to procure the valid transfer of the Payment Shares to the Sellers, and accomplish any and all formalities, and execute any and all instruments – including the delivery of appropriate communications to the relevant Authorized Intermediary – required in order to procure the immediate registration of the ownership of the Payment Shares in the name of the Sellers;

(ii)	pay the cash portion of the Purchase Price in accordance with Article 0;

(iii)	pay the tobin Tax to be paid for the transfer of the Shares;

(c)	the Buyer and MTI shall execute the lock-up and call option agreement relating to the MTI Payment Shares hereto attached as Annex 7.3(c)(i);

(d)
the Parties shall perform any other act and enter into any other transaction that may be necessary in order for the Buyer to acquire full ownership of and title to the Shares free and clear of all Encumbrances.

7.4.	Closing as a sole transaction

The effect of the Closing is subject to the proper fulfilment of all the obligations provided for in Paragraph 0, which – irrespective of the timeline of their fulfilment – shall be regarded as one, single and indivisible transaction. Accordingly, no action will be deemed to have been taken, no obligation will be deemed to have been performed and no instrument will be deemed to have been exchanged unless and until all other actions will have been taken, all other obligations will have been performed, and all other instruments will have been exchanged as set forth in Paragraph 0.

7.5.	No novation

All acts that will be carried out, the agreements that will be entered into and the documents that will be executed or exchanged on the Closing shall merely enforce the covenants contained in this Agreement. The Parties acknowledge and agree that any Executive Act shall have the sole purpose of carrying into effect this Agreement. Accordingly, unless a clear contrary intention appears, none of the Executive Act shall be deemed, interpreted or construed so as to novate, substitute or in any way supersede any of the terms of this Agreement, included but not limited to representations and warranties covenants and indemnities exchanged between the Parties, which shall remain in full force and effect to the full extent provided herein. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Executive Act, the terms of this Agreement shall always prevail and govern.

8.	Launch of the Mandatory Tender Offer

8.1.	Launch of the Mandatory Tender Offer

The Buyer acknowledges that the completion of the Transaction at Closing will trigger the obligation to launch the Mandatory Tender Offer on the Remaining Shares and, therefore, the Buyer undertakes to launch a Mandatory Tender Offer in compliance with the rules of transparency and fairness to the market, the principle of equal treatment, and also with respect to the information rights of all Target’s shareholders, at a price being not less than the Purchase Price, in compliance with the applicable provisions of Law.

8.2.	Duties of the Parties in relation to the launch of the Mandatory Tender Offer

In order to launch the Mandatory Tender Offer:

(a)
the Buyer agrees that it shall timely carry out the activities for the preparation of the Mandatory Tender Offer documents, their deposit and all the relevant activities requested under the applicable Law and by the competent Authorities;

(b)	the Sellers shall co-operate and provide the Buyer with all reasonable assistance in order to implement and effectively carry out the Mandatory Tender Offer;

(c)	the costs for the launch of the Mandatory Tender Offer shall be exclusively borne by the Buyer.

9.	Withdrawal and termination

9.1.	Termination pursuant to article 1456 of the Italian Civil Code (“clausola risolutiva espressa”)

Pursuant to article 1456 of the Italian Civil Code, this Agreement shall be terminated by operation of law (risolto di diritto) in the event that the Sellers fail to perform any of their obligations under Paragraphs 10.1 and 10.4 and Article 0, when the Buyer gives notice to the Sellers of its intention to avail itself of this termination clause (clausola risolutiva espressa).

9.2.	Termination pursuant to article 1373 of the Italian Civil Code (“recesso”)

Pursuant to article 1373 of the Italian Civil Code, the Parties may unilaterally terminate (recedere da) this Agreement at any time prior to or at the Closing (regardless of the fact that the Parties have commenced to perform this Agreement) without incurring costs or charges, in the event that:

(i)
the Conditions Precedent have been met within the Long Stop Date (as possible extended by the Buyer pursuant to Paragraph 6.2), but the Closing has not occurred within 30 days following the satisfaction or waiver of the last Condition Precedent or within such other date the Parties may have agreed in writing, for reasons not attributable to the withdrawing Party;

(ii)	the Transaction contemplated hereunder contravenes, conflicts with, or results in a violation or breach of any Law; or

(iii)	any Order or Law is issued prohibiting or making illegal the Transaction contemplated in this Agreement;

(iv)	any Material Adverse Event occurs with respect to the other Party or the Target or Sistematica;

(v)
prior to the Closing Date, each Party becomes aware of circumstances or facts determining the substantial incompleteness, untruthfulness, incorrectness or inaccuracy of one or more of the Sellers’ Representations and Warranties, as far as the Buyer is concerned, or the Buyer’s Representations and Warranties, as far as the Sellers are concerned; it being understood that, Buyer’s election not to terminate (recedere da) this Agreement pursuant to this point (v) shall not affect the right of the Buyer to indemnification under Article 0.

The Parties agree and acknowledge that, until the completion of the Closing, no other acts or fulfilments carried out on the basis of this Agreement shall be regarded as the starting of the execution of the agreement itself pursuant to article 1373 of the Italian Civil Code.

9.3.	Effect of termination and survival of certain provisions

If this Agreement is terminated (risolto) pursuant to Paragraph 0, or otherwise, or if the Parties exercise the right of withdrawal (recedere da) under Paragraph 0, all obligations under this Agreement shall be regarded as automatically ineffective and, in any event, automatically terminated, and the Parties shall be released from any obligation arising out of this Agreement, except for the obligations of the Parties under this Paragraph 0 and Title I and VI, which shall continue in full force and effect between the Parties.

TITLE III
-Interim Period-

10.	Sellers’ obligations prior to Closing

10.1.	Pre-Closing Obligations of the Sellers

Promptly after the execution of this Agreement and, in any event, before the Closing Date, the Sellers shall:

(a)
cause the Resigning Directors to deliver their resignation, effective from the shareholders’ meeting under point (b) below, with express written waiver of any demand or claim whatsoever against Target other than for compensation possibly accrued but not yet paid, in compliance with the form under Annex 10.1(a) (“Resignation Letters”);

(b)
procure the calling of Target Group shareholders’ meetings to be held on the Closing Date, in compliance with the provisions of the respective by-laws, with the following agenda (i) acknowledgment of the resignation of the Resigning Directors; (ii) appointment of new directors;

(c)
on the seventh Market Day prior to the Closing Date, the Sellers shall deposit, pursuant to article 21 of Target’s by-laws, the list of candidates to be appointed as directors of Target on the Closing Date, timely communicated by the Buyer together with the information and documents provided in article 21 of Target’s by-laws (the “Directors List”);

(d)	notify the occurrence of the Transaction to the relevant counterparties of the agreements listed in Annex 00;

(e)
as far as MTI is concerned, keep the Buyer duly informed on the negotiation concerning the Sistematica Transaction, share in advance with the Buyer any draft of the agreements that shall govern the Sistematica Transaction and consider any reasonable comments sent by the Buyer in respect thereto;

(f)	as far as MTI is concerned, assign the Roth Agreement to MTI, fully releasing Target from any loss, liability and obligation deriving thereto;

(g)	use its best efforts to procure the sale of INV.IND Stake for a price at least equal to the nominal value.

10.2.	Obligation to provide information

During the Interim Period, the Parties undertake to promptly inform each other, in writing, of any fact, act or circumstance (either occurred after the date of execution of this Agreement, or which became known to the Parties after the date of execution of this Agreement, even if occurred before such date) that may make any one of the respectively given representations and warranties set out in this Agreement substantially incomplete, non-compliant with the truth, incorrect or inaccurate.

10.3.	Obligation of cooperation

During the Interim Period, the Sellers shall behave in good faith, cooperating with the Buyer and its legal and tax advisors, promptly providing them with any document or information that they may reasonably request to plan and implement any activity instrumental to the acquisition and integration of the business complex of Target and to check the completeness, truthfulness and accuracy of the Representations and Warranties, and allowing them to have free access to the business complex of Target and to its corporate and accounting books during normal business hours.

10.4.	Obligation to manage the Target Group in the Ordinary Course of Business

Without prejudice to the acts and transactions contemplated by this Agreement and in the provisions of Paragraph 0, the Sellers shall secure that, during the Interim Period, the Target Group (i) is duly and prudently managed, in compliance with any provisions of Law applicable to the same; (ii) is conducted without entering into any agreement, or incurring in any obligation, Loss or indebtedness or taking any other action which exceeds the Ordinary Course of Business; and (iii) preserves intact its current business organization, keeps available the services of its officers, employees and agents and maintains its relations and good will with suppliers, customers, landlords, creditors, Employees, agents and others having business relationships with it. In particular, and without limitation to the generality of the foregoing, during the Interim Period, the Sellers shall procure that Target or the Subsidiaries, as the case may be, refrain from carrying out any of the following acts without the prior written consent of the Buyer that shall not be unreasonably withheld:

(a)	amendments of any kind to the by-laws or to the organizational structure of their personnel or their business complex;

(b)	increase or decrease their corporate capital, distribution of profits, reserves or dividends;

(c)	transfer of ownership or any right in rem or any promise to Transfer ownership or any right in rem on any of the fixed assets, Transfer of intangible assets or setting up of Encumbrances on the same;

(d)
transfer to third parties of the ownership of any of their business assets (whether movable or immovable, tangible or intangible) or setting up of Encumbrances on the same, with the exception of sale of Inventories, which will be allowed only in the normal and ordinary course of the Relevant Business and anyway at a price not lower than their market value;

(e)
acquisition of the ownership of, or acquisition of enjoyment rights whether in rem or personal (including the right of use originating from leasing agreements) on, businesses, lines of business, holdings in other Persons or any assets representing a tangible or intangible fixed asset;

(f)
hiring of new Employees with a yearly gross salary exceeding Euro 60,000 or executives (dirigenti) (regardless of their remuneration) or entry into of agreements (even orally) with new Independent Contractors (including agents);

(g)
granting of increases in salary, retribution, or in the fee or commissions to their own Employees or Independent Contractors (including agents) and, more in general, amendments to the terms and conditions governing the relationships with the same other than those imposed by mandatory provisions of law;

(h)	entering into any company collective agreement or amendment to any existing company collective agreement;

(i)	entering into any settlement agreement or of any waiver with third parties, including the waiver of the liability action against their own directors or statutory auditors;

(j)	carrying out any capital expenditure for an amount greater than Euro 100,000;

(k)
amendment of the payment terms agreed with their own suppliers or clients or of those resulting from invoices issued by or to the same, granting of discounts to customers, delay in the payment of payables to suppliers;

(l)
entry into of any loan agreement or granting of loans or guarantees (whether personal or in rem) to any third parties, remittance of debts or waiver of any receivable or earlier repayment (in whole or in part) of any loan or line of credit and, more in general, amendment of the terms and conditions relating to the indebtedness existing with banking institutions or other financial institutions or undertaking of any commitment in favor of third parties not in the normal and ordinary carrying out of the Relevant Business;

(m)	assignment of receivables (with or without recourse) or entry into of factoring agreements with regard to the same;

(n)	amendments of their own Accounting Principles or of the way in which they are applied;

(o)	failure to file their own tax returns or to pay Taxes due under the applicable Law;

(p)	granting of powers of attorney or delegation of powers to directors, Employees or third parties;

(q)
entry into of assignment, license or sub-license agreements or similar agreements having as their subject matter, or anyway affecting the ownership of, the Intellectual Property Rights owned by or licensed to Target;

(r)	voluntary liquidation, winding-up or dissolution of the company;

(s)	failure to keep in force the Authorizations necessary to carry out the Relevant Business;

(t)
failure to keep in force the insurance policies existing at the date of execution of this Agreement and, in any event, failure to provide a proper insurance coverage for risks inherent to the Relevant Business;

(u)	non-fulfilment of any of the obligations arising out of the agreements to which it is a party;

(v)
entry into, termination or amendment of agreements of any type with the Seller or their Related Parties, or accomplishment of acts, transactions, payments or cash disbursements, in any form or with any technical procedure (including, by way of example only, (i) distribution of profits or reserves, (ii) payment of fees to advisors who provided their services in connection with the transaction governed by this Agreement, (iii) granting, disbursement, repayment or withdrawal of repayment of loans, (iv) transfer of assets or receivables, (v) payment of bonuses or fees other than the ordinary salary, (vi) undertaking of commitments in relation to any of the transactions described above), which, directly or indirectly, have as their counterparties or favour the Seller or Related Parties;

(w)
entry into, amendment or termination of agreements having a term longer than 12 months and not contemplating the right of withdrawal or providing for right of withdrawal with a notice exceeding 6 months;

(x)	entry into, amendment or termination of agreements having a unit value exceeding Euro 100,000, in terms of costs or revenues;

(y)	entry into, amendment or termination of agreements containing provisions limiting competition or granting exclusivity;

(z)	undertaking of commitments to carry out any act included in the above list.

(aa)
have any Tax election made or materially changed; have any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); execute or agree upon any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; have any annual Tax accounting period or method of Tax accounting changed or adopted; file any Tax petition, file any Tax complaint or administrative Tax appeal; have any right to claim a Tax refund surrendered or foregone; or have any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to.

11.	Standstill obligation

11.1.	General standstill obligation

Without prejudice to any other provision set out in this Agreement, each Seller shall not (and also shall cause its Affiliates and Related Parties not to), as of the date hereof and until the 1st anniversary from the closing of the Mandatory Tender Offer, as the case may be, purchase directly or indirectly shares, financial instruments or warrants of Target, including derivatives instruments concerning Target’s shares or instruments, or related financial instruments and not to engage in any transaction including those that could result in an increase of the Mandatory Tender Offer price.

11.2.	Prohibition to enter into negotiations on Target’s shares

The Sellers shall not (and also shall cause their Affiliates and Related Parties directly or indirectly, not to) until the Closing Date – participate in any negotiations regarding, or furnish to any other Person any additional non-public information with respect to, or otherwise further cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person, other than the Parties, to do or seek a transaction different or alternative from the Purchase Transaction set forth in this Agreement.

11.3.	Breach of the standstill obligations

Each Seller, severally, shall keep harmless and indemnified the Buyer and the other Sellers, on an Euro by Euro basis, from, against and with respect to any and all Losses suffered or incurred by such Parties upon the breach of the obligations set forth in this Article 0.

12.	Parties’ mutual obligations prior to Closing

Subject to the terms and conditions herein provided, the Parties shall use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transaction contemplated by this Agreement, including using all reasonable efforts to obtain all necessary, proper or advisable waivers, consents and approvals under of third parties required in order to preserve material contractual relationships of Target.

TITLE IV
-Additional Warranty Covenant-

13.	Representations and Warranties of the Sellers

13.1.	Sellers’ Representations and Warranties

Being aware that the requirement indicated under Recital 0 is of the essence for the Buyer, the Sellers, severally but not jointly, give the Buyer the representations contained in Paragraphs from 0 to 0 (the “Sellers’ Representations”) and, in connection with such Sellers’ Representations, the Sellers give the warranties under letters (a), (b) and (c) below (the “Warranties”):

(a)
each of the Sellers’ Representations, considered both individually and in the aggregate, is true, correct, exact, complete and accurate as of the date of this Agreement and it will be true, correct, exact, complete and accurate as of the Closing Date as if then made;

(b)
any exceptions to the Sellers’ Representations are duly and fairly identified in the Annexes mentioned in the Sellers’ Representations, it being understood that (i) each exception provided in said Annexes is to be treated as a disclosure made in respect of the specific Seller’s Representations in which it is mentioned and to which it specifically relates; (ii) in connection with such exceptions, within the limits set forth in previous point (i), the Sellers shall be fully released by their indemnification obligation under Article 0 and, therefore the Buyer expressly waives to the maximum possible extent pursuant to article 1229 of the Italian Civil Code any indemnification rights under Article 0, for possible Losses incurred or suffered by the Buyer or by the Target Group in case of breach of the Sellers’ Representations as a result of facts, acts (even omissions) or circumstances indicated in the Annexes mentioned in any specific Sellers’ Representations, unless such exceptions, facts and circumstances have been taken into account for the purposes of special indemnity obligations in Annex 0;

(c)
the Sellers have not intentionally omitted to represent any fact or circumstance (other than general economic or industry conditions) that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Target Group.

13.2.	Effects of this Agreement; capacity of the Sellers

(a)
This Agreement and any other document executed or exchanged between the Parties in the context of the Transaction creates legal, valid, effective and binding obligations for the Sellers, applicable to, and enforceable against, the latter, in compliance with the terms contained herein.

(b)
The Sellers have full legal capacity, as well as the right, authority and requirements to execute, exchange and enter into this Agreement and all the Executive Acts to be executed, exchanged and entered into by the same, as well as to perform them and to fulfil all the obligations provided therein.

(c)
The execution, exchange, entry into and performance of this Agreement and of all the Executive Acts have been duly taken into consideration, approved, authorized and resolved upon by the competent corporate bodies of MTI.

(d)
MTI is a company duly organized, validly existing, and in good standing under the Laws of the Republic of Italy, it is a resident for tax purposes in Italy, it is a solvent company and it has never been:

(i)	subject to any insolvency procedures whatsoever;

(ii)	in state of liquidation;

(iii)	party to agreements for the restructuring of its own debts; or

(iv)	in a state of insolvency or anyway in the condition to be subject to any insolvency procedures whatsoever or in a state of liquidation.

(e)	MTI has always been able to duly fulfil its obligations.

(f)
Amati represents and warrants that he is married under asset segregation marriage regime (regime di separazione dei beni) pursuant to article 162 of the Italian Civil Code and that he is a resident of Italy for tax purposes.

(g)
Giammarioli represents and warrants that he is married under asset segregation marriage regime (regime di separazione dei beni) pursuant to article 162 of the Italian Civil Code and that he is a resident of Italy for tax purposes.

(h)	The execution of this Agreement or of the Executive Acts, their performance, the fulfilment of the obligations provided for therein or the accomplishment of the Transaction contemplated herein:

(i)
shall not be regarded as a breach of, or failure to comply with, any provision contained in the articles of association or in the by-laws of Target, or of any resolution adopted by the corporate bodies of Target;

(ii)	shall not be regarded as a breach of, or failure to comply with, any provisions of Law applicable to Target, the Subsidiaries or to the Sellers.

13.3.	Incorporation and existence, corporate capital, solvency of Target and the Subsidiaries

(a)
Target and the Subsidiaries are companies duly incorporated and validly existing in compliance with the Laws of their jurisdiction of incorporation, with full corporate powers and authority to conduct their business as it is now being conducted, to own or use the properties and assets that they purport to own or use, and to perform all their obligations under the contracts to which they are a party.

(b)	As of the date hereof, there are no other shareholders of the Subsidiaries, whether named or unnamed, besides those indicated in Annex 13.3(b).

(c)
The Sellers have full and exclusive ownership of and title to their Shares. The Shares have been validly issued, fully subscribed and paid in, and represent the 51.49% of the authorized, subscribed and fully paid in corporate capital of Target, and are and will be at the Closing Date free from Encumbrances and freely transferable.

(d)
Target has full and exclusive ownership of and title to the IET Stake, SMRE US Stake, RicTech Stake and the INV.IND Stake. IET has full and exclusive ownership of and title to the Tawaki Stake. INV.IND has full and exclusive ownership of and title to the PK Stake. As of the Closing Date, Target will have full and exclusive ownership of and title to a participation representing at least 87% of the entire corporate capital of Sistematica and Sistematica will have no shareholdings or interests in other companies.

(e)
As of the Closing Date, Target, Sistematica or any Subsidiary will not have, neither may suffer, any Loss, liability or obligation towards any of the Sistematica Carved-Out Companies. Upon the completion the Sistematica Transaction, Target or Sistematica will not have any pending commitment or obligation towards Sistematica Consulting, save for the payment of Euro 1,400,000 (or the reduced consideration as the case may be) to be paid by SMRE to Sistematica Consulting as deferred consideration for the acquistion of 30.1% of the share capital of Sistematica in accordance with the terms and conditions of the Sistematica Transaction set forth in Article 10 above;

(f)
The Sistematica Transaction will be carried out in compliance with all applicable provisions of Law, the by-laws of Sistematica and the relevant Sistematica Carved-Out Companies and any agreement (including shareholders’ agreements, sale and purchase agreements or deeds of transfer) to which Target, Sistematica, Sistematica Consulting and any other party involved in the Sistematica Transaction is bound.

(g)	Target and the Subsidiaries have full title to use on an exclusive basis and without any limitation whatsoever their name or corporate name.

(h)
Each company of the Target Group has not granted any powers of attorney and all of the powers of attorneys previously granted have been duly revoked and such revocation duly filed before the competent companies’ register or Authority.

(i)
There are no instruments whatsoever convertible into shares of Target, other than the outstanding no. 454,182 Warrants , or into equity interest of the Subsidiaries neither agreements or rights of any kind relating to the subscription, purchase, Transfer of, or to the setting up of Encumbrances on, the equity interest of each company of the Target Group. No transactions were carried out or are in progress that may directly or indirectly give rise to an increase or decrease in the corporate capital of Target or the Subsidiaries that may give rise to shareholders’ or third parties’ rights to subscribe equity interests in the corporate capital of Target or the Subsidiaries, except for the resolution of the shareholders’ meeting of Target held on 25 July 2017 concerning the corporate capital increase to service the conversion of the related convertible bond.

(j)
Target and any Subsidiary are not in any of the situations set out in articles 2446, 2447, 2482-bis and 2482-ter of the Italian Civil Code or the relevant provisions of Law for Subsidiaries having been not incorporated under the Italian Law.

(k)	Target has no outstanding bonds, participating financial instruments, or other instruments, other than the Warrants.

(l)	The Subsidiaries have not issued bonds, participating financial instruments, or other instruments.

(m)
Except for the equity interests listed in Recital 0, the Target Group companies have no shareholdings or interests in any other Persons, and are not party to joint venture agreements, consortium agreements or temporary association of companies.

(n)	Each company of the Target Group has full legal capacity, all titles, Authorizations and the full right and all powers to:

(i)
carry out the business that represents its corporate object (including the Relevant Business) and, in any event, the business that it actually carries out, in the way the same are presently carried out;

(ii)	own and use the assets owned and used by the same in the carrying out and for the carrying out of its own business; and

(iii)	fulfil and act in compliance with all the obligations incumbent on the same under the applicable Laws and the agreements to which it is a party.

(o)
Each company of the Target Group is duly authorized and qualified to carry out its own business also according to the Laws of every state in which an Authorization is required because of the assets it owns or uses, or because of the business that it carries out in such states.

(p)	Each company of the Target Group is a solvent company under the applicable provisions of Law and it has never been:

(i)	subject to any insolvency procedures whatsoever;

(ii)	in a state of liquidation;

(iii)	party to agreements for the restructuring of its own debts; or

(iv)	in a state of insolvency or anyway in the de facto or de iure condition to be subject to any insolvency procedures whatsoever or in a state of liquidation.

(q)
There are no pending applications for the bankruptcy of each company of the Target Group or for having the same subjected to other insolvency proceedings. At present, there are no facts or events that may make Target or the Subsidiaries subject to bankruptcy or other insolvency proceedings.

(r)
There are no shareholders agreements, trust mandates or other agreements concerning the exercise or enjoyment of administrative rights in the corporate bodies of Target or the Subsidiaries, the exercise or enjoyment of proprietary rights in said company, or the circulation of the equity interest of the same, except for those listed in Annex 13.3(r).

13.4.	Relationships with the Related Parties

(a)
Annex 13.4(a) contains the list of the sole relationships existing between Target, the Subsidiaries and their Related Parties. All previously or still existing relationships between Target, the Subsidiaries and their Related Parties have been entered into on arm’s length basis and, therefore, on conditions that are not less favorable than those that would have been applied with independent third parties, for actually existing transactions, in compliance with the provision of Law, and are or have been properly performed between the parties.

(b)
Other than in respect of possible accrued but not yet paid remunerations, there are no rights accrued and not extinguished in favor of the directors or statutory auditors of Target or the Subsidiaries in relation to their previous relationship with Target or the Subsidiaries, as the case may be, and in such respect, there will be no charges of any origin and nature incumbent on Target.

(c)
Neither the Sellers nor their Related Parties (other than the Target Group companies) have any credit rights towards Target or the Subsidiaries, because of any previous loans or for any other reasons, except for those listed in Annex 13.4(c).

13.5.	Articles of association and by-laws; corporate and accounting books

(a)
All documents relating to Target or the Subsidiaries (including articles of association and by-laws of each Target Group’s company) that, according to the applicable Laws, were supposed to be filed or registered with public offices or public registers, are in force, have been duly adopted, approved, published and registered in accordance with the applicable Laws.

(b)
The books of account, corporate books and other financial records of each Target Group’s company are complete and correct and represent actual, bona fide transactions and have been maintained in compliance with the applicable Laws, including the maintenance of an adequate system of internal controls. The corporate books of Target and the Subsidiaries contain accurate and complete records of all meetings held, and corporate action taken, by the shareholder, the board of directors, the board of statutory auditors or relevant competent bodies under the applicable Laws, and no meeting of any such shareholders, board of directors, board of statutory auditors or other body have been held for which the relevant minutes have not been duly transcribed into such corporate books. At the Closing, all of those books and records will be in the possession of Target and the relevant Subsidiary.

13.6.	Financial statements and Reference Financial Statements

(a)
The Reference Financial Statements have been prepared on a proper and consistent basis, in compliance with prudent, continuous and comparable appreciation criteria as well as according to the applicable Laws and the principles in force from time to time for the drawing up of financial statements and anyway in accordance with the Accounting Principles (consistently applied throughout the periods involved), and present a true and fair view of the financial condition and the assets, liabilities, profits, losses, results of operations, changes in the financial year (or part of financial year) ended on such date and for the periods referred to therein.

(b)
The financial statements of Target and the Subsidiaries of the last 5 years have been prepared in accordance with the applicable Laws and the principles in force from time to time for the drawing up of financial statements and in accordance with the Accounting Principles (consistently applied throughout the periods involved).

(c)
The financial and operating position of Target and the Subsidiaries was subject to no variation compared to what indicated in the Reference Financial Statements, except for the current losses incurred in the Ordinary Course of Business since the Reference Date and the date of execution of this Agreement).

(d)
No write downs of assets, capital losses or contingent Losses recorded in the Reference Financial Statements have emerged after the Reference Date. All Target’s Inventories shown in the Reference Financial Statements as well as those purchased following such date are current and usable, as to quality and quantity, except for variations occurred after the Reference Date as a result of the sales of finished products carried out in compliance with the ordinary, prudent and day to day management of Target and the Subsidiaries.

(e)	Following Reference Date, Target has not taken any action listed in Paragraph 0.

(f)
Between the Reference Date and the Closing Date no facts happened and no conditions occurred such as to jeopardize the business continuity of Target in conditions of normal operation, or such as to produce a negative effect on the assets, business, profits and economic and financial conditions of the Target Group and, to the best Knowledge of the Sellers, no such facts or conditions are expected to happen in the period between the date hereof and Closing.

(g)
Target and the Subsidiaries have accrued or entered in their financial statements and in the Reference Financial Statements reasonable funds and reserves as required by the Accounting Principles to cover potential Losses.

13.7.	Receivables

(a)
Target Group’s receivables (including tax credits) reflected in the Reference Financial Statements are shown net of bad debt provision and of any reasonable or necessary allocation or provisions for receivables risk.

(b)
Target Group’s receivables (including tax credits) reflected in the Reference Financial Statements, as well as those arisen afterwards, having a value exceeding the amount of Euro 20,000 (it being understood that, for the purpose of such threshold, if more than one receivable is due by a single Person, such receivables shall be considered in aggregate), with the sole exception of those whose details are set out in Annex 13.7(b):

(i)	are current, certain, liquid and payable within normal time limits, are not disputed and are not subject to conditions, and Target or the relevant Subsidiary has full and free title thereto; and

(ii)	will be collected by Target or the relevant Subsidiary within 90 days of their respective due date.

(c)	With reference to Target Group’s receivables overdue by more than 90 days, all the relevant actions have been taken for the collection of such receivables.

(d)
To the best Knowledge of Sellers none of Target Group’s debtors other than those whose details are set out in Annex 13.7(d) is in a situation such as to presume that it will be unable to pay its debts and accordingly all Target Group’s receivables are collectable in the amounts shown in the Reference Financial Statements and within normal time limits.

(e)
To the best Knowledge of Sellers, no recourse or set-off claims with regard to Target Group’s receivables (including tax credits) shown in the Reference Financial Statements are pending or to the best Knowledge of Sellers threatened other than those whose details are set out in Annex 00.

(f)	To the best Knowledge of Sellers there are no payments of receivables already collected by Target or the Subsidiaries that may be subject to claw back or similar actions.

13.8.	Business complex and adequacy of Target Group’s assets

The business complex of Target and the Subsidiaries and the assets forming the same (whether intangible or tangible, movable or immovable, registered or non-registered) are free from Encumbrances, necessary and sufficient, as to quantity and quality, to carry out the Relevant Business in the way in which it is currently carried out by the Target Group. There are no agreements relating to the transfer of Target Group’s business complex or to the transfer of rights or to the setting up of Encumbrances on the same.

13.9.	Inventories

(a)
The inventories of Target and the Subsidiaries are valued in the Reference Financial Statements in accordance with the applicable Laws and the Accounting Principles. Except for what listed in Annex 13.9, all Target Group’s Inventories shown in the Reference Financial Statements as well as those purchased following such date are current and usable, as to quality and quantity, except for variations occurred after the Reference Date as a result of the sales of finished products carried out in compliance with the ordinary, prudent and day to day management of the Target Group, are not obsolete or subject to slow moving, are appropriate and reasonable in relation to the current level of business of Target Group’s companies. All obsolete and slow moved Target Group’s Inventories have been provisioned in the Reference Financial Statements in accordance with the applicable Laws and the Accounting Principles.

(b)
Target Group has good and marketable title to its Inventories free and clear of all Encumbrances. The Inventories do not consist of, in any material amount, items that are below standard quality, damaged, spoiled or slow-moving and which have not been properly written-down in Target Group’s companies accounts in accordance with the applicable Laws and the Accounting Principles.

(c)
Target or the Subsidiaries are not party to any contract or purchase order or subject to any obligation to (i) sell inventory at a price lower than the relevant book value, or (ii) purchase any goods at a price in excess of market value.

(d)	Inventories which have become obsolete or are of insufficient quality were duly appreciated at market value and are shown in Reference Financial Statements.

(e)	Target or the Subsidiaries are not in possession of Inventories, which are not their property or which have already been sold.

(f)
All Inventories purchased by Target or the Subsidiaries after the Reference Date have been purchased during the normal business activity, in compliance with the practice previously followed, at a cost not exceeding arm’s length market prices at the time of purchase.

(g)	The quantities of Target Group’s Inventories for each type of goods making up the same are not excessive, but reasonable, given the current and expected sales volumes of Target or the Subsidiaries.

(h)	Target and the Subsidiaries have not undertaken any commitment to purchase or repurchase Inventories from third parties.

(i)	All Inventories purchased or sold by Target or the Subsidiaries have always been duly invoiced and recorded.

13.10.	Fixed assets

(a)
Annex 00 contains a concise list of all the real properties owned or used by Target or any Subsidiary and in relation to each of them specify the relevant title (ownership or lease, rent, gratuitous loan, leasing agreements or otherwise) (the “Real Properties”).

(b)
Each company of the Target Group has full and sole title and undisturbed possession of the owned Real Properties. The Real Properties (owned and used pursuant to lease, rent, gratuitous loan, leasing agreements or otherwise) are free from Encumbrances and are not subject to any Orders or Procedures whatsoever (including, without limitation, eviction, squatting, expropriation or repossession Procedures) that could jeopardize their free, quiet and lawful enjoyment by Target.

(c)
With the exceptions listed in Annex 00, the Real Properties owned or used by Target (pursuant to lease, rent, gratuitous loan, leasing agreements or otherwise): (i) are in good state of preservation; (ii) are suitable for the performance of the activities that are presently carried out therein according to the applicable Laws; (iii) are fully compliant with the applicable provisions of Law on construction, environment, hygiene and health, fire prevention, safety of plants and safety in the work places; (iv) have all the Authorizations necessary for their lawful possession and use.

(d)	Target or any Subsidiary has not undertaken any obligation to purchase or sell, on any grounds, assets that are tangible assets.

(e)
Lease, rent, leasing, gratuitous loan agreements or other types of agreements to which Target or any Subsidiary is a party and referring to the Real Property are valid, effective, fully compliant with all applicable provisions of Law (including Law 27 July 1978, no. 392 and Law 22 October 1971, no. 865), and create valid, effective and binding obligations for Target or the relevant Subsidiary and the relevant counterparties, applicable to and enforceable against each of them according to the terms contained therein. With reference to said agreements: (i) the lessee has always duly and timely paid the relevant rents and ancillary charges, and has always fulfilled any other obligation imposed on the same by the applicable Laws or by the competent Authorities; (ii) there are no facts, acts or circumstances that may entitle the relevant lessors to withdraw from or terminate the agreements before their natural expiry; (iii) all maintenance works carried out by Target or the Subsidiary and improvements and additions made to the real property that are the subject-matter of said lease agreements have been carried out in compliance with the applicable Laws, with the consent of the relevant lessors and in compliance with the contractual provisions; and (iv) at the Closing date Target or the relevant Subsidiary will have duly and timely fulfilled its obligations under the agreements for the use of the Real Properties and there will be no additional costs, fees, expenses to be borne by Target or the relevant Subsidiary in relation to or in connection thereto.

13.11.	Movable assets

(a)
Each company of the Target Group has full and sole title and undisturbed possession of machinery, systems, equipment, fixtures, tools, vehicles and of the other movable assets shown in the Reference Financial Statements and in the assets register, free from Encumbrances.

(b)
All machinery, systems, equipment, fixtures, tools, vehicles and the other movable assets owned or used by each company of the Target Group (pursuant to lease agreements, leasing or otherwise) in the carrying out and for the carrying out of the Relevant Business: (i) have been purchased or are hold by the same pursuant to valid and effective agreements, fully compliant with all applicable provisions of Law, that create valid, effective and binding obligations for the parties thereto, applicable to, and enforceable against, each of them according to the terms contained therein; (ii) are existing; (iii) are free from Encumbrances and freely transferable; (iv) are functioning and suitable for the use for which they are destined subject to normal wear and tear; (v) are in good state of preservation and maintenance also in compliance with the manufacturer’s instructions; (vi) are substantially complaint with all applicable Laws (including safety laws).

13.12.	Intangible assets

(a)
Annex 13.12(a) includes a complete and accurate list of all trademarks owned by Target Group and provides for each of such trademarks a clear indication of the: (i) graphic representation of the distinctive sign; (ii) type of trademark; (iii) type of right; (iv) territorial extension; (v) product categories; (vi) number of registration application; (vii) date of filing of the registration application; (viii) number of registration (ix) date of registration; (x) date of expiry of the registration. Such Trademarks have been duly registered and can be legally used in all the countries in which have been registered, are not subject to any third parties claim or challenge and do not infringe any third parties right.

(b)
Annex 13.12(b) includes an exhaustive list of all the patents owned by Target Group, and provides for each of such patents a clear indication of the: (i) inventor; (ii) title of patent;(iii) type of right; (iv) territorial extension; (v) territorial extension; (vi) title; (vii) number of registration application; (viii) date of filing of the registration application; (ix) number of registration; (x) date of registration; (xi) date of expiry of the registration. There are no inventors who are entitled to claim against Target Group for a specific compensation or for the ownership of such patents or patents’ applications.

(c)
Annex 13.12(c) includes an exhaustive list of all the works, software and data banks on which Target Group holds a copyright. Software under Annex 13.12(c) are working and do not breach any third-parties Intellectual Property Rights.

(d)
Target Group has full title to all trademarks, patents and copyrights owned by the same and as identified in the above-mentioned Annexes and, more generally, to each Intellectual Property Right owned or used by the Group Companies, which are acknowledged as existing, used, valid and enforceable.

(e)
There are no Encumbrances, agreements or third parties’ rights limiting or restricting in any way the use by Target Group of the Intellectual Property Rights owned by the same and to the best Knowledge of the Sellers, there are: (i) no third parties that may validly claim rights, powers or faculty of any kind interfering with said Intellectual Property Rights; and (ii) no third party claims or Procedures whatsoever, whether pending or threatened, relating in any way to the Intellectual Property Rights owned or used by Target Group.

(f)
There are no claims for fair compensation pursuant to Article 64 of Legislative Decree 10 February 2005, no. 30, or similar, made against Target Group, concerning Intellectual Property Rights even if only partially developed.

13.13.	Guarantees

Suretyships, letters of patronage or other personal or in rem guarantees issued by Target and/or any Subsidiary or by anyone in favor of third parties are listed in Annex 0.

13.14.	Contracts

(a)
All contracts or purchase orders to which Target or any Subsidiary is a party (i) are valid, enforceable and in force; (ii) were concluded on terms and conditions compliant with market standards; (iii) have always been duly and promptly fulfilled by the parties thereto; (iv) are fully compliant with all the applicable Laws; (v) create valid, effective and binding obligations for the parties thereto, which are applicable to and enforceable against each of them according to the terms contained therein; and (vi) after the Closing the relevant consideration and terms shall remain the same as those in force at the date of execution of this Agreement.

(b)
Target or any Subsidiary has never been in breach of any of its obligations under any contract to which is party and no act or event has occurred which would constitute a breach thereof. Therefore, there are no pending obligations toward Target or any Subsidiary for payment of any penalty due under whatsoever penalty clause provided for in such contracts.

(c)
None of the contracts to which Target or any Subsidiary is a party contains provisions which provide for the termination of the contract, or which grant the contracting third party the right to withdraw or to enforce the guarantees given, if any, or which anyway contain less favorable contractual provisions in the event of completion of the Transaction.

(d)
The contractual relationships with customers and suppliers of Target or any Subsidiary have always been carried out in accordance with standard practice and the commitments undertaken and have not generated returns of goods higher than those reflected in the Reference Financial Statements.

(e)
Insurance contracts to which Target or any Subsidiary is a party fully cover the normal risks inherent in the Relevant Business, including those concerning products liability, against all liabilities for risks and losses in respect of which it is customary or prudent to take out insurance. Premiums relating to insurance policies taken out by Target or any Subsidiary have always been paid and said policies are valid and effective and shall remain binding until their natural expiry, even after the Closing Date. Target or any Subsidiary or the Sellers have not engaged in or omitted acts or behaviours that may cause the loss of the right to indemnity provided for by the aforesaid policies. Insurance coverages are appropriate in relation to risks covered and guaranteed amounts, taking into account the activity carried out by Target.

(f)	Except for those indicated in Annex 13.14, Target or any Subsidiary is not bound to contracts that:

(i)	impose on Target or any Subsidiary payment obligations, even possible ones, exceeding Euro 100,000; or

(ii)	have a term longer than 12 (twelve) months or that are for an indefinite period of time and cannot be cancelled with a notice of maximum three months; or

(iii)	are in force with the Sellers or with Related Parties of the Sellers or with Related Parties of Target or any Subsidiary not included in the perimeter of the Transaction; or

(iv)	impose on Target or any Subsidiary restrictions to the power or right to carry out activities in competition with third parties.

13.15.	Relationships with banks and financial data

(a)	Annex 13.15 referred to November 30, 2018:

(i)	includes a true and correct representation of Target Group’s bank debts and other financial payables;

(ii)
lists and describes in short: (1) all current accounts existing between Target or any Subsidiary and the banking institutions; (2) all loans granted by banking institutions to Target or any Subsidiary, with separate indication of existing overdraft facilities and credit lines; (3) all loans granted by Target or any Subsidiary for any reason in favor of third parties; (4) all loans granted by Target in favor of any Subsidiary; (5) leasing or factoring relationships to which Target or any Subsidiary is a party.

(b)
No event of default nor mandatory prepayment event nor termination event under any contract related to financial indebtedness to which Target or any Subsidiary is a party has occurred nor, to the best Knowledge of Sellers, is likely to occur thereafter as a consequence of the Transaction.

(c)
In the period between the date of the signing of the Agreement and the Closing Date, no variations occurred or will occur in respect to what indicated in Annex 13.15, unless those originating from the day-to-day management and the Ordinary Course of Business of Target Group companies, which in any event are not significant.

13.16.	Tax aspects

(a)
Target and any Subsidiary have always acted in full compliance with all tax, currency and social security Laws applicable to the same, duly and timely fulfilling all obligations and provisions originating from time to time from said Laws.

(b)
Target and any Subsidiary have always promptly and properly filled out and filed all income tax returns and all other tax and fiscal declarations provided for by the applicable Laws (including those as withholding agent and those relating to VAT). Said tax returns and declarations are true, complete and correct and accurately reflect all tax obligations of the company in relation to the tax year they refer to. All Target Group’s tax losses, shown in said declarations, exist and may be used by Target and any Subsidiary to offset its own taxable incomes, in accordance with the provisions of the applicable Laws.

(c)
All liquid and due Taxes and all contributions concerning the business of Target and any Subsidiary (including those payable as withholding agent) have been duly paid within the terms and in the amounts due according to the Laws applicable from time to time and/or to the extent the payment of such Taxes are not yet due, adequate reserves have been established on the Financial Statements. Therefore, Target and any Subsidiary have no tax debts of any kind, in respect of which payment is overdue.

(d)
All taxes required to be collected, withheld or paid by Target and any Subsidiary have actually been collected, withheld or paid in good time to such end or, in the case of Taxes that have not yet fallen due, allocations have been made to reserves that are fully sufficient to cover the relevant charges.

(e)
No disputes, audits, investigations or Actions relating to any Taxes for which Target and any Subsidiary may be liable are pending before, or, to the best Knowledge of Sellers, threatened by, any taxing authority or any other Authority, other than those set out in Annex 0 and Target and any Subsidiary were not served with any notice of of any Tax deficiency outstanding, proposed or assessed or other notices concerning the payment of Taxes other than those set out in Annex 0, and to the Knowledge of Sellers there are no ongoing tax or currency inquiries or tax or currency Procedures, and the Target has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Authority any contract or agreement now in effect extending the period for assessment or collection of any Taxes against it.

(f)
All accounting records provided for by the applicable tax and fiscal Laws as well as any other accounting book, register or record concerning Target and any Subsidiary and provided for by the applicable tax and fiscal Laws have always been duly kept and updated in compliance with the legal obligations and are properly drawn up and fully include entries and records in compliance with the legal obligations.

(g)
Each of the Target and any Subsidiary, where applicable and required under the terms of the applicable laws, has executed transactions with its related parties at arm’s length price and the same are in compliance with transfer pricing provisions of respective countries.

(h)
Each of the Target and any Subsidiary has always been resident for Tax purposes only in the jurisdiction in which it is incorporated and does not have any permanent establishment (for tax purposes) within the meaning of applicable laws or, otherwise, have an office or place of business in a country other than the country in which it is incorporated.

(i)
To the best of the Seller’s Knowledge, no relief claimed by the each of the Target and any Subsidiary prior to Closing is likely to be disallowed, lost, reduced or modified or be the subject of any dispute with any Authority.

13.17.	Labor and social security aspects

(a)
Employees of Target and any Subsidiary are only and exclusively those listed in the single work ledger (or in equivalent registers according to the applicable provisions of Law) of Target and any Subsidiary. In particular, Annex 13.17(a) accurately lists, for each Employee: (i) category; (ii) contractual level; (iii) duties; (iv) type of contract and contractual term, if any; (v) age; (vi) hiring date and contractual seniority, if any; (vii) RAL; and (viii) provisions for payments due. No Employee of Target and any Subsidiary has gained the right to receive any payment besides what indicated therein, given that payments made as travel expenses refunds, monthly bonuses or else were made in such a way as not to be considered as acquired rights of said Employees.

(b)
Independent Contractors of Target and any Subsidiary are only and exclusively those listed in Annex 13.17(b), that lists, for each Independent Contractor: (i) name and surname or corporate name; (ii) principal or commissioning company; (iii) type of contract; (iv) scope of the assignment; (v) date of establishment of the relationship; (vi) term of the relationship; and (vii) overall consideration.

(c)
All relationships between Target or any Subsidiary and its Employees are regulated by individual or collective agreements entered into in writing, valid and effective according to the applicable provisions of Law, and contain all understandings anyway reached respectively between Target and its Employees and there are no other agreements between them (whether written or oral) that are not included therein. Target and any Subsidiary has also always been in compliance, and is compliant, with the applicable Law for protected categories of workers pursuant to the Law 12 March 1999, no. 68 or the relevant Laws for Subsidiaries not incorporated under the Italian Law.

(d)
There are no agreements or understandings, in whatever form, or company practices granting the Employees or Independent Contractors of Target and any Subsidiary, or the members of the administrative bodies of Target and any Subsidiary, particular rights, authorities or any form of protection or indemnification or compensation or consideration whatsoever in relation to the hypothesis of change of control of Target and any Subsidiary (including bonus or other payment due in case on completion of the Transaction), and there are no stability pacts or other guarantees conferring further rights in respect to those provided for by the applicable Laws or by collective labor agreements and contracts applied in case of withdrawal, for whatever reason or cause, or in case of the exercise of any other unilateral right of Target and any Subsidiary. There are no incentive schemes for Employees or Independent Contractors providing rights to the subscription or purchase or allotment of the equity interests in the Target Group, or incentive or salary schemes or any deferred and contingent compensations linked to the performance or to the value of the same. Target and any Subsidiary have not set up and does not participate in any pension fund or similar fund in favor of the Employees, and there are no obligations whatsoever to make payments or to contribute to pension funds, unless those expressly provided for by the applicable Laws and collective labor agreements.

(e)
Target and any Subsidiary have always duly paid their Employees for all the services performed by them during their employment relationships (including supplementary working hours and overtime), in accordance with the applicable provisions of Law and with the agreements entered into with them.

(f)
All Target Group’s Employees have always carried out only and exclusively the duties indicated in their relevant employment letter and, in any event, corresponding to their category and contractual level.

(g)
The relationships with the Employees bound to Target and any Subsidiary by fix-term contracts have been organized and carried out in such a way that none of them should be considered as a permanent Employee according to the applicable provisions of Law or to have any claim against Target.

(h)
Contractual relationships with Independent Contractors have been organized and carried out in such a way that none of them should be considered as an Employee of or may raise any claim against Target and any Subsidiary according to the applicable provisions of Law.

(i)
None of the Employees or Independent Contractors of Target and any Subsidiary is entitled to any payment, sum or benefit whatsoever besides the RAL and benefits owed to the same, as resulting from the applicable corporate and accounting books.

(j)
With regard to salaries paid to Employees (including variable incentives and/or benefits) and fees paid to Independent Contractors of Target and any Subsidiary, all provisions have been duly made for severance indemnities and other leaving indemnities (including, but not limited to, indemnities provided for by the Laws and by the collective bargaining agreements applicable in favor of agents in case of termination of the working relationship) and all payments have been made and all obligations have been fulfilled as required by the provisions applicable pursuant to contribution, social security, insurance and tax Laws and by contractual provisions (including collective labor agreements).

(k)
Target and the Subsidiaries: (i) in accordance with applicable Laws have correctly and timely filed all compulsory employment tax and social security returns with the competent tax and social security Authorities in all material respects; (ii) have made all payments, withholdings and/or provisions for the payment of employment taxes and social security obligations due with respect to tax and social security matters as resulting from the filed returns and any written notice, assessment or injunction received from any relevant tax and social security Authority; and (iii) have not received any written assessment, injunction, or request for payment from any social security Authority that is still pending.

(l)
All social security contributions due by Target and the Subsidiaries, based on the applicable provisions of Law, have been paid in full or adequate amounts have been allocated to provisions in the financial statements for the reference period.

(m)
All amounts due by Target or the Subsidiaries to their Employees in compliance with the provisions of Law and contractual provisions, have been regularly paid and, as regards amounts already accrued, the relative allocations have been made in the relevant accounts.

(n)	Target and the Subsidiaries have not used any agent in the last 5 years.

(o)
In the relationships with its Employees and Independent Contractors, and in the welfare and social security relationships with the competent Authority, Target and any Subsidiary have always complied with all the rules provided for by the Laws and by the applicable collective bargaining agreements and contracts.

(p)
There are no Procedures or Orders relating to Employees, former Employees, Independent Contractors or former Independent Contractors of Target and any Subsidiary, nor to the best Knowledge of Sellers pending or threatened trade union litigations against Target and any Subsidiary that may give rise to Losses for the latter.

(q)
Except as indicated in the registers of accidents of Target and any Subsidiary, no occupational accidents have ever occurred to and no occupational disease have ever been reported for any Employees or Independent Contractors of Target and any Subsidiary and all the persons protected by the applicable provisions of Law. No events have ever happened, and no circumstances or actual situations exist that, according to the applicable provisions of Law on safety and hygiene at work, may give rise to claims for compensation for damages or indemnifications or other Losses of any nature whatsoever.

(r)
Target and the Subsidiaries have always complied with all the applicable provisions of Law on safety and hygiene at work towards its Employees and Independent Contractors and all persons protected by the applicable provisions of Law, given the best knowledge technologically available.

(s)
Target and the Subsidiaries have never carried out individual or collective dismissals of Employees, unless in full compliance with any applicable legal and individual or collective contractual provisions.

(t)
Target and the Subsidiaries are presently not subject to any inspection or check by the inspection services of the competent social security and welfare Authorities (including Labor Inspectorate, INPS – National Institute for Social Security and INAIL – National Institute for Insurance against Labor Accidents).

(u)
Target and the Subsidiaries have entered into and managed services contracts, outsourcing agreements, labor-only subcontracting agreements or similar agreements in full compliance with the applicable provisions of Law. There are no pending claims or requests by the Employees of Target Group’s contractors and their subcontractors for the payment of salary differences or differences in the payment of contributions, premiums and tax withholdings, or for the setting up of a direct employment relationship with Target. To the best Knowledge of Sellers there are no situations by virtue of which such objections or claims may be raised.

13.18.	Litigations

Except for what provided in Annex 0, Target and the Subsidiaries are not party and are not involved, in any other way, in any Procedures, and to the best Knowledge of Sellers no Procedures have been threatened towards the same, and as far as reasonably known to the Sellers there are no ongoing inquiries or investigations, neither there are no conditions or circumstances that may give rise to Procedures, and no Orders is presently being executed that may concern Target and the Subsidiaries in any way.

13.19.	Environmental law aspects

(a)
Target and the Subsidiaries have always complied with all the applicable provisions of Law concerning the protection of the environment. The operations of Target and the Subsidiaries have been always conducted in compliance with the Environmental Laws, including those concerning the treatment of asbestos material and the treatment of fluorinated greenhouse gases. Target and the Subsidiaries are also in compliance with all Environmental Permits and have received no written notice of any action to revoke or modify any of such Environmental Permits or change the conditions of the same.

(b)
Target and the Subsidiaries have at all times performed its business activities, including all operations, processes, methods and techniques used for transportation, treatment, storage and disposal of waste, in compliance with the Laws in force from time to time as well as with the procedures and requirements provided for in the Authorizations and agreements relating to each of such activities.

(c)
Target and the Subsidiaries have not treated, stored, recycled or disposed of any Hazardous Materials on any real properties in a manner that could result in an environmental Loss, and there has been no release of any Hazardous Materials to the environment, including soil, subsoil, surface waters, underground waters and aquifers, at, on, under, migrating from or related to the real properties used in connection with the conduct of the Target and the Subsidiaries’ business activity.

(d)
There are no pending, or to the best Knowledge of Sellers threatened Procedures actually or potentially involving Target or the Subsidiaries for violation of any Environmental Laws. Target or the Subsidiaries have not received any notice of violation, request for information, warning, notice, demand or other notification according to which Target or the Subsidiaries are or may be potentially liable for any alleged non-compliance with Environmental Laws.

13.20.	Authorizations and product liability

(a)	Target and the Subsidiaries act and have always acted in full compliance with all the public and administrative provisions of Law in force.

(b)
No actions or Procedures relating to administrative offences, irregularities or infringements have been brought or threatened that may give rise to Losses for Target and the Subsidiaries, and there is no reason to believe that Procedures of such a nature may be started.

(c)
Target and the Subsidiaries are the owner of all the Authorizations necessary for the legal possession and use of their own corporate assets, as well as for the legal performance of the Relevant Business as run on the date of execution of this Agreement. Such Authorizations have been validly obtained or entered into, are fully in force and there are no facts that may give rise to revocation, annulment or other Order of forfeiture or dissolution for any reason.

(d)
Target Group’s products are compliant with the Laws in force in the countries in which they are manufactured and marketed, and they are compliant with usual function and safety standards. Target or any Subsidiary has never received claims for compensation for damages for product liabilities and acts in full compliance with the Laws applicable in such respect.

13.21.	Compliance with applicable Laws and relevant Orders

(a)
Target and the Subsidiaries have always acted in accordance with all the provisions of any applicable Law and with the Orders relating to it, without giving rise to any breach or infringement, which has not yet been defined.

(b)
Target, the Subsidiaries and the Persons who have had or have representation, administrative or management functions or who have exercised or exercise the management and control of Target, the Subsidiaries or of one of their organizational units having financial and function autonomy, as well as the Persons subject to their direction or supervision have never committed acts, facts, omissions, conducts, behaviours or circumstances whatsoever which, either directly or indirectly, may give raise to the liability for Target, including those liability contemplated by the Legislative Decree 8 June 2001, no. 231.

(c)
There have been no any acts, facts, omissions, conducts, behaviors or circumstances whatsoever which constitute a criminal offence, as well as any further acts, facts, omissions, conducts, behaviors or circumstances whatsoever which are instrumental or which otherwise may facilitate the commission of a criminal offence.

(d)	Target and the Subsidiaries have fulfilled with all provisions of Law relating to data protection and privacy requirements, including, without limitation, EU Regulation 2016/679 provisions.

13.22.	No Brokers

The Sellers have not incurred any liability for any brokerage, finder's or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which can be validly claimed from the Buyer.

13.23.	Truthfulness and completeness of the information provided by the Sellers

(a)
All data, documents and information that the Sellers or the directors, Employees and Independent Contractors of the Sellers have provided or communicated to the Buyer or its directors, Employees an Independent Contractors, during the Due Diligence and during the negotiations preceding the execution of this Agreement, are true, correct, exact and accurate in every respect, and are free form omissions that may make them, in whole or in part, misleading.

(b)
Sellers, on the basis of the Due Diligence Checklists, have diligently collected and made available to Buyer all data, documents, information and circumstances that may adversely affect the business activity or the juridical, equity, financial, economic or accounting position of Target or any Subsidiary.

(c)
Sellers, notwithstanding any other provision of this Agreement, make no representation and give no warranty to the Buyer as to the accuracy and completeness of any estimates, evaluations, financial projections, business plans or budgets, forecasts, forward looking statements or other management analyses or as to the future profitability or financial performance of the Target and the Subsidiaries.

14.	Representations and Warranties of the Buyer

14.1.	Buyer’s Representations and Warranties

The Buyer gives to the Sellers the representations contained in Paragraphs from 0 to 0 (the “Buyer Representations”) and, in connection with such Buyer Representations, the Buyer warrants that each of the Buyer Representations, considered both individually and in the aggregate, is true, correct, exact, complete and accurate as of the date of this Agreement and it will be true, correct, exact, complete and accurate as of the Closing Date as if then made.

14.2.	Effects of this Agreement; capacity of the Buyer

(a)
This Agreement and any other document executed or exchanged between the Parties in the context of the Transaction creates legal, valid, effective and binding obligations for the Buyer, applicable to, and enforceable against, the latter, in compliance with the terms contained herein.

(b)
Buyer has full legal capacity, as well as the right, authority and requirements to execute, exchange and enter into this Agreement and all the Executive Acts to be executed, exchanged and entered into by the same, as well as to perform them and to fulfil all the obligations provided therein.

(c)
The execution, exchange, entry into and performance of this Agreement and of all the Executive Acts have been duly taken into consideration, approved, authorized and resolved upon by the competent corporate bodies of Buyer.

(d)	Buyer is a company duly organized, validly existing, and in good standing under the Laws of the Sate of Delaware, it is a solvent company and it has never been:

(i)	subject to any insolvency procedures whatsoever;

(ii)	in state of liquidation;

(iii)	party to agreements for the restructuring of its own debts; or

(iv)	in a state of insolvency or anyway in the condition to be subject to any insolvency procedures whatsoever or in a state of liquidation.

(e)	the execution of this Agreement or of the Executive Acts, their performance, the fulfilment of the obligations provided for therein or the accomplishment of the Transaction contemplated herein:

(i)
shall not be regarded as a breach of, or failure to comply with, any provision contained in the articles of association or in the by-laws of Buyer, or of any resolution adopted by the corporate bodies of Buyer;

(ii)	shall not be regarded as a breach of, or failure to comply with, any provisions of Law applicable to Buyer.

14.3.	Solaredge Shares - Payment Shares

(a)
The transfer of title and ownership to the Payment Shares among the Parties and vis-à-vis third parties will be effective as of the Closing Date, subject to the performance of all obligations set forth in Paragraph 0 and save for certain MTI Payment Shares which shall be subject to the Lockup and Call Option Agreement.

(b)
The Payment Shares will be transferred to Sellers with economic benefit (godimento) as of the Closing Date and accordingly any dividends or other distributions resolved or paid by Buyer after Closing Date, even if generated by operations of Buyer occurred before the Closing Date, will be for the benefit of the Sellers.

(c)	The Payment Shares will be regularly issued at the Closing Date free from Encumbrances.

(d)
The Sellers understand that the Payment Shares have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon the Sellers’ representations herein, including Sellers’ acknowledgment that they are acquiring the Payment Shares for their own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or other applicable securities laws. The Sellers understand that the Payment Shares are “restricted securities” under applicable U.S. securities laws and that, pursuant to these laws, the Sellers may not sell the Payment Shares unless they are registered with the U.S. Securities and Exchange Commission (the “SEC”) or an exemption from such registration is available.

(e)
On the Closing Date, the Payment Shares will be approved for listing on NASDAQ and Buyer, to the best of its Knowledge, is not aware of any facts or circumstances that might cause the de-registration of Solaredge Shares or their suspension from trading on NASDAQ.

(f)
Buyer shall prepare and file a resale registration statement on Form S-3 (or, if Buyer is not then eligible to use Form S-3, a Form S-1) with the SEC to register the offer and resale of the Payment Shares (together with any supplements or amendments thereto, the “Registration Statement”) within 10 Business Days after the Closing Date and shall take all necessary actions to have the Registration Statement promptly declared effective under the Securities Act.

14.4.	Authorizations

The Buyer, having taken into account the information made available by the Sellers, having duly carried out any necessary review and investigation, represents and warrants that no application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any governmental or public body or authority is required to the Buyer in connection with the execution and performance of this Agreement except for the Registration Statements.

14.5.	No Brokers

The Buyer has not incurred any liability for any brokerage, finder's or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which can be validly claimed from the Sellers.

14.6.	No actual Losses

On the date of this Agreement, neither the Buyer nor any of its Representatives involved in the negotiation of this Agreement or in the Due Diligence is aware of any circumstance or state of fact which, as of such date, would constitute an actual and not contingent Loss relating to specific facts or circumstances which may give rise to the payment by the Sellers of an indemnity under Article 15.

14.7.	Financial resources

(a)	The Buyer has adequate funds available to complete the purchase of the Shares and to perform all its obligations under this Agreement.

(b)
As of the date hereof, the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of completion to be satisfied by the Buyer contained in this Agreement and to consummate the transaction upon the terms contemplated by this Agreement.

15.	Indemnity obligation

15.1.	Assumption of the indemnification obligation by the Sellers

On the terms and within the limits contained in this Article 15, the Sellers, severally but not jointly, undertake to indemnify and hold harmless the Buyer or Target from and against 100% of any Loss suffered or incurred by the Buyer, Target or any Subsidiary, it being understood that payments pursuant to this Paragraph 15.1 shall be made by the Sellers in favour of Target or Buyer, according to the latter’s instructions.

Without prejudice to the items provided for under Paragraphs 13.1(b) and 14.6, any event or circumstance known to the Buyer or its directors, Representatives, Employees or Independent Contractors before the date of execution of this Agreement or with which they became aware before the Closing Date (including, by way of example only but not limited to, what was learnt and could be learnt during the Due Diligence) may in no way exclude or limit the indemnity obligation undertaken by the Seller pursuant to this Article 15.

15.2.	No duplication

Should the same event or circumstance represent a breach of more Sellers’ Representations, said event or circumstance shall be indemnified with no duplications in compliance with the indemnity principle, without prejudice to the Buyer’s faculty to ground its claims, in the Notice of Claim or in the judicial or arbitration Procedure, on all the different provisions or Sellers’ Representations deemed potentially applicable.

15.3.	Tax effect

All the amounts due by the Sellers pursuant to this Article 15 shall have to be quantified so as to keep the Buyer and Target fully harmless and indemnified in respect of the provisions under Paragraph 15.1, net of any negative tax effect whatsoever.

Accordingly, in the event that with respect to any amount payable to the Buyer the Sellers are required to collect, withhold or pay Taxes, the amount payable to Buyer shall be increased at the same time and on the same conditions as applied to the amount payable, by an amount so that following all required deductions (including, without limitation, deductions applicable to the additional amounts payable under this Section), the Buyer shall receive the amount equal to the amount it would have received had no such negative tax effect occur.

15.4.	Time limitations

Sellers’ obligations under Paragraph 15.1 shall remain incumbent upon the Sellers until the expiration of the following final time limits:

(a)
with respect to any Losses suffered or incurred by Target, any Subsidiary or the Buyer and that would have not occurred if the Sellers Representations under Paragraph 13.16 (Tax Aspects), Paragraph 13.17 (Labor and social security matters) or 13.19 (Environmental Law Aspects) had been true, correct, exact, accurate, complete and exhaustive, up to the 45 (forty five) Business Day after the expiry of the applicable statute of limitations;

(b)	with respect to any other Indemnifiable Loss, other than those contemplated under letter (a) above, 24 (twenty four) months after the Closing Date.

It is understood that the indemnity obligation under Paragraph 15.1 shall remain valid also after the expiry of the final time limitations (“termini finali”) set forth above, as far as the Buyer has made the Notice of Claim under Paragraph 15.8 below before the expiration of the aforesaid final terms, even if on such date the relevant indemnifiable Loss were still contingent.

15.5.	Limitation on the amounts

Without prejudice to the provision of Article 1229 of the Code, except for claims relating to or arising from the inaccuracy of the representations and warranties referred to in Paragraphs 13.2 (Effects of the Agreement, capacity of the Seller), 13.3 (Incorporation and existence, corporate capital, solvency of Target), and 13.5 (Articles of associations and by-laws; corporate and accounting books), in respect of which the following limitation shall not apply, the Sellers’ liability towards the Buyer shall be subject to the following deductions and limitations:

(a)
the Sellers may not be held liable if the amount due in connection with any Loss does not exceeds Euro 50,000.00 (fifty thousand) (the “De Minimis”). In such respect, it is in any event understood that any Loss arising from an identical event, or from connected events or events having the same nature, should be added together and considered jointly as one single Loss for the purposes of achieving the De Minimis;

(b)
the Sellers may not be held liable until the whole of the Losses having a value higher than the De Minimis has reached the aggregate amount of Euro 500,000 (five hundred thousands) (the “Deductible”), provided that if such limit is exceeded, the Sellers shall be liable solely for the excess amount over the Deductible; and

(c)	the maximum liability assumed by the Sellers under this Article 15 is equal to Euro 15,000,000 (fifteen millions) (“Cap”).

15.6.	List of the amounts reducing the indemnification obligation

The amount indemnifiable under this Agreement as a result of any Loss on the part of the Sellers to the Buyer or to Target pursuant to Paragraph 15.1, shall be net of:

(a)
specific funds, if any, actually accrued in the previous financial statements as of the date of execution of this Agreement to cover the risks that gave rise to the event which triggering the indemnification;

(b)
the amount of any payment from third parties (including insurance companies) that the Buyer, the Target or any of the Subsidiaries actually receives in connection with the event giving rise to indemnification, it being understood that the Buyer shall also promptly reimburse or cause to be reimbursed to the Sellers any payment from third parties (including insurance companies) that the Buyer, the Target or any of the Subsidiaries actually receives with respect to a Loss which has previously been indemnified by the Sellers pursuant to the provisions hereof, net of the costs (including lawyers’ fees) of any Procedure or action carried out to receive such amounts and any increase in the relevant insurance premiums.

15.7.	Absence of limitations

None of the limitations contained in Paragraphs 15.4, 15.5 and 15.6 above, or elsewhere in this Agreement, shall apply:

(a)
to the Losses suffered or incurred by Target or Buyer and which Target or Buyer would not have suffered or incurred if the Representations under Paragraphs 13.2 (Effects of the Agreement, capacity of the Seller), 13.3 (Incorporation and existence, corporate capital, solvency of Target) and 13.5 (Articles of associations and by-laws; corporate and accounting books) had been true, correct, exact, accurate, complete and exhaustive;

(b)	to the Losses arising out of facts and circumstances indicated in Annex 15.7(b);

(c)	in case of fraud, wilful misconduct or gross negligence of the Sellers.

15.8.	Indemnification procedure

Should a Loss arise, the Parties will observe the following procedure:

(a)
the Buyer shall give written notice thereof to the Sellers within 30 (thirty) Business Days after the Buyer becoming aware of such circumstance (the “Notice of Claim”) which shall contain a reasonably detailed description of the facts grounding the claim and the relevant Sellers’ Representations and Warranties enforced and, to the extent it is already known or available, the indemnification amount requested as a result of such facts, without prejudice to the Buyer’s right to make any further Notice of Claim in relation to indemnifiable Losses that may have arisen or that may be calculated afterwards, though arising from the same event, being understood that, in case of any delay in giving such Notice of Claim to the Sellers, the Buyer, in accordance with article 1227 of the Italian Civil Code, shall not be entitled to be indemnified under this Article 14 of any increase of a Loss which could be avoided by using the required diligence.

(b)
The Sellers shall be entitled to challenge the Notice of Claim by giving a specific notice in writing, under penalty of forfeiture, within 15 (fifteen) Business Days from the receipt of a Notice of Claim (“Challenging Notice”), specifying in detail the reasons for the objection.

(c)
If no Challenging Notice is made or if the reasons for the objection are not stated within the above time, the Notice of Claim shall be deemed finally accepted by the Sellers. In such case, the Sellers shall be obliged to pay to the Buyer (or Target, as the case may be) the amount set out in the Notice of Claim by and no later than 30 days from the expiry of the time set for giving the Challenging Notice, by means of payment to the bank current account that the Buyer (or Target, as the case may be) shall indicate.

(d)
In case of timely Challenging Notice is made by the Sellers, the Parties shall use their best effort to attempt to reach an amicable settlement within 20 (twenty) Business Days from the receipt of the Challenging Notice.

(e)	Should an agreement not be reached, the Notice of Claim shall be addressed, by the most diligent party, pursuant to Article 25 below.

(f)
All payments to be made pursuant to Paragraph 15.1 shall be made by the Sellers within 10 Business Days from the earlier of the following dates: (i) the expire of the term to make the Challenging Notice; (ii) the date on which any matters contained in the Notice of Claim have been finally agreed upon between the Parties in writing; or (iii) the date on which an award has been issued by the arbitrators or from the enforceable judgement in accordance with Article 25 below.

(g)
Should a Notice of Claim refer to Indemnifiable Losses originating from Orders, notifications, summons, and more in general from any action or claim brought by third parties against the Buyer or Target (“Third Parties’ Claims”):

(i)
the Sellers (even in the event they objected the Notice of Claim) shall be obliged to make available promptly, and anyway in due time for the payment, to the Buyer or to Target the amounts to be paid by the Buyer or Target by virtue of an (even provisionally) enforceable Order. It is understood that the Sellers, after having provisionally made available the amount to be paid pursuant to the foregoing, shall be entitled to promptly obtain from the Buyer or Target, as the case may be, the reimbursement of the amounts subsequently recovered by the Buyer or Target as a result of the final decision or settlement of the subject-matter of the Third Parties’ Claim;

(ii)	the Buyer shall defend (when applicable and deemed opportune) and shall cause the Target and/or the Subsidiaries to defend any such claim;

(iii)
the Sellers shall have the right to participate and, to the maximum extent permitted by law, join by counsel of their choice at their own exclusive cost and expense, in the defence of any claim, action, suit or proceeding asserted or initiated against the Target and/or any of the Subsidiaries constituting the subject matter of a Third Party Claim, provided that in case of disagreement within the defence board so appointed, the judgement of the defence lawyer appointed by the Buyer, Target or the Subsidiaries shall prevail. In any case, the Sellers, if requested by the Buyer, will cooperate with the Buyer in the preparation for and the prosecution of the defence of such claim, action, suit or proceeding, including making available evidence within the control of the Sellers. Notwithstanding the above, the Buyer shall lead and control any and all negotiations, discussions and defence of any claims and/or proceedings regarding any Third Parties’ Claim.

(iv)
No Loss shall be indemnifiable pursuant to the terms of this Article 15 if arising from Third Party Claims in respect of which the Buyer and/or the Target and/or the Subsidiaries have elected not to defend, unless such decision has been agreed in writing also by the Sellers, provided in any event that, failing such agreement, if the Buyer does not undertake the defence of any claim, action, suit or proceeding within thirty (30) Business Days after the Buyer has given a notice of the kind referred to under Paragraph 15.8(a), the Sellers may, at their own costs and expenses and after giving notice to the Buyer, undertake the defence of the claim, action, suit or proceeding and compromise or settle that specific claim, action, suit or proceeding, being understood that any such costs and expenses shall be promptly reimbursed by the Target and/or the Subsidiaries involved in the relevant Third Party Claim in case of a successful completion of the claim, action, suit or proceeding to which they refer to, provided that such costs and expenses are reasonable and in line with Target’s Group past practice.

(v)
The Buyer shall not, and shall cause the Target and any Subsidiary (as applicable) not to, make or accept any settlement of any claim, action, suit or proceeding asserted or initiated against the Buyer, the Target and/or any of the Subsidiaries constituting the subject matter of a Claim of Indemnity or, as the case may be, having resulted from any such claim, action, suit or proceeding, without the prior written consent of the Sellers which consent shall not be unreasonably withheld.

(vi)
If a firm offer is made to the Buyer, the Target and any Subsidiary (as applicable) to settle any matter giving rise to the Sellers’ liability under this Article 15, which: (i) the Sellers, but not the Buyer, are willing to accept, the Buyer, the Target and any Subsidiary (as applicable) shall be free not to enter into such settlement and to commence or continue litigation or arbitration, at its/their own expense, but the Sellers’ liability shall be consequently limited to the amount of the proposed settlement; and (ii) should the Buyer but not the Sellers be willing to enter into the settlement and, therefore, should the settlement not be accomplished as a result of the disagreement of the Sellers, the latter shall hold the Buyer, Target or the Subsidiaries fully harmless and indemnified, even in derogation of the limitations contained in Paragraphs 15.4, 15.5 and 15.6 or elsewhere in this Agreement, from any prejudicial consequence arising out of the dispute.

15.9.	Interests

Any amount payable by way of indemnity pursuant to Article 15 shall be subject to interests calculated in compliance with article 1284 of the Italian Civil Code and starting from the date on which said amount is payable and up to the date of actual payment.

15.10.	Guarantee

In order to secure the fulfilment of the indemnity obligations of the Sellers referred to in this Article 15, on the Closing Date, the Sellers shall deliver to the Buyer a bank guarantee valid for 24 months from the Closing Date, issued in favour of the Buyer by a leading Italian bank, for an amount of EUR 15,000,000, in a form consistent with Annex 15.10 (the “Guarantee”).

TITLE V
-Other Ancillary Provisions-

16.	Non-competition and non-solicitation of employees

16.1.	Scope

For a period of 5 years from the Closing Date the Sellers shall not, also through third party Persons or affiliated, associated, Controlled or Controlling companies, directly or indirectly, on its own or on behalf of third parties, for consideration or for free (including, by way of example and without limitation, as director, employee, consultant, collaborator, partner with limited or unlimited liability, associate):

(a)	carry out in any part of the Territory, in any way, activities included in, or coinciding, or anyway in competition with the Relevant Business;

(b)
encourage, incite or instigate, even indirectly, any Employees or Independent Contractor of Target and the Subsidiaries to resign or otherwise withdraw from the relationships binding them to Target or the Subsidiaries, as the case may;

(c)	hire any Employee of the Target or the Subsidiaries or set up any relationship with any Independent Contractor of the same;

(d)	use Intellectual Property Rights equal, similar to or that may be confused with the Intellectual Property Rights owned by or licenced to Target or the Subsidiaries.

In addition to the above, MTI undertakes to cause that, for a period of 5 years from the Closing Date, Mr. Samuele Mazzini and his Related Parties, on their own or on behalf of third parties, directly or indirectly shall not carry out any of the activities indicated in Paragraph 16.1, from letter (a) to (c), it being understood that in case of breach of this undertaking the MTI shall be obliged to indemnify and hold harmless the Buyer, as if the breach was committed directly by the Seller.

16.2.	Burden of covenant

The consideration for the obligations under Paragraph 16.1 has been expressly taken into account and included in the Purchase Price. Therefore, although it is understood that the Sellers have undertaken the aforesaid obligations for a valuable consideration, no further amount in addition to the Purchase Price shall be paid by the Buyer, Target or any Subsidiary.

17.	Post-Closing

The Sellers undertake to cooperate in good faith and to provide the Buyer and its Representatives with all documents and information that may be reasonably requested for the appropriate handover of Target and the Subsidiaries’ business, including, for the sake of clarity, any document and information which may be necessary for the Buyer, Target or the Subsidiaries in order to prepare and file their Tax return.

In addition to the above, the Sellers undertake to give their full cooperation and use their best efforts in order to procure the occurrence, execution and completion of the sale of the INV.IND Stake, in case it is not completed before the Closing Date, including contacting related shareholders or potential purchasers of the stakes related to such company.

TITLE VI
-Final Provisions-

18.	Notices

18.1.	Notices

All notices, consents, waivers and other communications between the Parties to be given under or howsoever relating to this Agreement shall be given in writing and transmitted (i) by hand delivery, or (ii) registered letter with return receipt, or (iii) certified electronic mail (PEC) and shall in any event be anticipated by electronic mail to the following addresses (or to any other address that may be subsequently notified by the Parties in accordance with this Paragraph 18.1):

If to the Buyer:          SolarEdge Technologies Inc.

                                     47505 Seabridge Drive, Fremont, CA, 94538, USA

                                     Email: legal@solaredge.com

                                                  To the attention of the General Counsel

If to the Sellers:          MTI Holding s.r.l.

                                                  Corso Vittorio Emanuele 27, 06012, Città di Castello, Italy

                                                  Email: mazzini@smre.it

                                                  To the attention of Mr. Samuele Mazzini

18.2.	Common representative of the Sellers

For the purposes of Paragraph 18.1 MTI will act as common representatives of all other the Sellers, each of which hereby (i) constitutes and appoints MTI as his or her agent and attorney-in-fact; and (ii) grants MTI with all necessary or appropriate powers so that MTI may send to, or receive from, the Buyer any notice, consent, waiver or other communication required or permitted by this Agreement also in the name and on behalf of each of the other the Sellers.

18.3.	Effects of notices

The notices given pursuant to Paragraph 18.1 shall be deemed duly served on the date as shown in the relevant receipt it being understood that any notice received on a day other than a Business Day or after 6 pm (Israel time) of a Business Day shall be deemed served on the following Business Day.

19.	Entire Agreement; Amendments and Waivers

19.1.	Entire Agreement

This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

19.2.	Amendments

Pursuant to section 1352 of the Italian civil code, any amendment, variation or waiver to this Agreement or to any of its clauses will be valid and binding on the Parties only if made in writing, signed by both Parties

19.3.	Waivers

Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

20.	Costs

20.1.	Assistance costs

Each Party shall bear any and all expenses and costs incurred or to be incurred in relation to the negotiation and execution of this Agreement, including, without limitation, any costs payable for legal and professional assistance as well any further costs that may be required to implement the understandings contained herein up to the Closing Date.

20.2.	Registration costs

Registration taxes relating to this Agreement, endorsement fees and, in general, the costs of the operations to implement the Transfer of the Shares shall be borne by the Buyer.

20.3.	Tax costs

Each Party, as applicable, shall bear and pay any and all taxes which are applicable in connection with the transactions contemplated herein.

Each Party, as applicable, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any applicable law, unless the respective purchaser has received from the respective seller a certificate or ruling from the respective tax authority providing for an exemption or other reduction from such withholding or deduction in form and substance reasonably satisfactory to the respective purchaser and which is presented at least seven days prior to the time that the applicable payment of consideration is due to be made. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to and the respective purchaser shall provide to the respective seller reasonably requested documentation evidencing such deduction or withholding. The parties will use commercially reasonable efforts to cooperate with each other to obtain any available reduction or exemption from such withholding Tax or any available refund of such withholding Tax.

21.	Confidentiality and public announcements

21.1.	Confidentiality

The Parties undertake to keep strictly private and confidential the content of this Agreement, the Transaction regulated hereunder and any other agreement or deed implementing and or relating to this Agreement and each Party will cause such commitment to be respected also by its Representatives to whom such information has been communicated for the purposes of this Agreement. Provided that the foregoing restrictions do not apply to the disclosure of such information to (i) any Affiliates of the Parties; (ii) the Parties’ respective Representatives; (iii) any information which is not confidential or which is already in the public domain other than following a breach by the disclosing Party; or (iv) to fulfil any obligation of the Law or any Order.

21.2.	Announcements and Press Releases

The Buyer shall be allowed to make any public announcements and press release or similar publicity with respect to this Agreement or the sale and purchase contemplated hereunder, it being however understood that the content and timing of any such announcement shall be agreed upon in advance with MTI, unless otherwise provided under the applicable Law.

22.	Tolerance

Any tolerance by a Party of any conduct of the other Party that may amount to a breach of the provisions of this Agreement shall not be regarded as a waiver of the rights arising from the provisions breached or of the right to claim for due performance of all terms and conditions of this Agreement.

23.	Severability

If any provision of this Agreement is held invalid or unenforceable by any court or panel of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

24.	Relationships Between Sellers

Unless otherwise provided, for the purposes of this Agreement, the Sellers shall represent a sole and indivisible party and shall be severally and jointly liable to the Buyer for any and all obligations assumed by them vis-à-vis the Buyer.

25.	Applicable Law and disputes

25.1.	Applicable Law

This Agreement shall be governed and construed according to the Laws of the Republic of Italy.

25.2.	Arbitration clause

Any dispute arising from this Agreement and howsoever connected therewith, including those relating to its validity, effectiveness, interpretation, performance and termination, shall be settled by arbitration in accordance with the Rules of the Arbitration Chamber of Milan, which the Parties declare to know and fully accept. The arbitration tribunal shall be composed of three arbitrators, appointed in accordance with the said Rules. It is specified that, for the purposes of this clause, the Seller shall be regarded as a single Party. The arbitrators shall act according to the applicable procedure and the law. The seat of the arbitration shall be Milan. The arbitration award may be challenged only on grounds of invalidity in the cases set out in article 829, paragraph 1, of the Italian Code of Civil Procedure, it being expressly provided that the arbitration award cannot be challenged on grounds of breach of the statutory provisions concerning the merits of the dispute.

25.3.	Exclusive jurisdiction for disputes that cannot be submitted to arbitration

Without prejudice to the above, any legal proceedings howsoever connected with this Agreement that cannot be submitted to arbitration shall be subject to the exclusive jurisdiction of the Court of Milan.

SolarEdge Technologies Inc.

             /s/ Guy Sella
Name: Guy Sella
Title: CEO
Place and date: Tel Aviv, 4 January 2019

***END OF TRANSCRIPTION***

Best regards,

MTI Holding s.r.l.

/s/ Samuele Mazzini
Name: Mr. Samuele Mazzini
Title: Sole director

Gabriele Amati

/s/ Gabriele Amati

Giampaolo Giammarioli

/s/ Giampaolo Giammarioli